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SYMETRA FINANCIAL CORPORATION

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Symetra Financial Corporation

777 108th Avenue NE, Suite 1200

Bellevue, Washington 98004-5135

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF SYMETRA FINANCIAL CORPORATION (the “Company”)

Date:	May 2, 2013
Time:	9:30 a.m. Pacific Time
Place:	Symetra Training Center located on the lobby level of Key Center
601 108th Avenue NE Bellevue, Washington 98004

Matters to be voted on:

(1)	To elect three Class III directors to serve until the 2016 annual meeting of stockholders of the Company;

(2)	To hold an advisory (non-binding) vote to approve the Company’s executive compensation;

(3)	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm; and

(4)	To consider and act upon any other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 7, 2013, will be entitled to notice of and to vote at the 2013 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) and at any adjournments or postponements thereof.

We are furnishing our proxy materials to you under Securities and Exchange Commission rules that allow public companies to deliver proxy materials to their stockholders on the Internet. On or about March 22, 2013, we sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) and provided access to our proxy materials over the Internet.

We encourage you to attend the Annual Meeting. However, it is important that your shares be represented whether or not you plan to attend. Even if you plan to attend the Annual Meeting, please vote, as instructed in the Notice, via the Internet or by telephone as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice to request a paper proxy card to submit your vote by mail.

David S. Goldstein
Senior Vice President, General Counsel and Secretary

Bellevue, Washington

March 22, 2013

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Symetra Financial Corporation (“we,” “our,” “us,” “Symetra,” or the “Company”) to be voted at the 2013 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held in the Symetra Training Center located on the lobby level of Key Center at 601 108th Avenue NE, Bellevue, Washington 98004, on May 2, 2013, at 9:30 a.m. Pacific Time, for the purposes set forth in the Notice of Annual Meeting of Stockholders. Our principal executive offices are located at 777 108th Avenue NE, Suite 1200, Bellevue, Washington 98004-5135.

In accordance with rules adopted by the Securities and Exchange Commission (the “SEC”), we have provided Internet access to this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2012. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request that a printed set of the proxy materials be sent to them by following the instructions in the Notice. If you request printed versions of these materials by mail, the materials will include the proxy card for the Annual Meeting.

Also, the Notice provides you with instructions on how to inform us to send our future proxy materials to you electronically by email or in printed form by mail. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Choosing to receive your future proxy materials by email will allow us to provide you with the information you need in a timely manner and save us the cost of printing and mailing documents to you.

Your choice to receive proxy materials by email or printed form by mail will remain in effect until you terminate it.

A copy of our 2012 Annual Report on Form 10-K and our 2012 Corporate Report is being furnished to each stockholder together with this Proxy Statement.

PROPOSAL 1 – ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will be asked to elect three Class III directors to each hold office for a three-year term expiring at the annual meeting in 2016.

Directors are responsible for overseeing management of the Company’s affairs. Currently, the Board is comprised of seven directors divided into three classes, each of which serves a three-year term. Set forth below is information as of February 20, 2013 about each nominee and continuing director, including business experience and service as a director for any SEC-registered company for at least the last five years and any involvement in certain judicial or administrative proceedings for at least the last 10 years. There are no family relationships among our executive officers, the continuing directors and the nominees for director.

Director	Age	Term Expires
Class I
Peter S. Burges	70	2014
Robert R. Lusardi	56	2014

Class II
Sander M. Levy	51	2015
Lowndes A. Smith	73	2015

Class III
David T. Foy	46	2013
Lois W. Grady	68	2013
Thomas M. Marra	54	2013

Director Qualifications and Board Diversity

The Nominating & Governance Committee is responsible for identifying and evaluating director candidates and recommending them to the Board for nomination and election by stockholders. In performing this role, the Nominating & Governance Committee has not established any specific minimum criteria or qualifications that a potential Board member must possess. Rather, the Nominating & Governance Committee considers a candidate’s independence, as well as factors such as integrity, skills, expertise, breadth of experience, knowledge about the Company’s business or industry, and willingness to devote adequate time and effort to Board responsibilities in the context of the existing composition and needs of the Board and its committees. The Nominating & Governance Committee also considers the candidate’s experience in relation to that of the other Board members and any other factors it deems appropriate, including, among other things, diversity. The Nominating & Governance Committee views diversity broadly, encompassing differing viewpoints, professional experience, industry background, education, geographical orientation and particular skill sets, as well as race and gender.

Director Nominees

Class III currently consists of three directors with terms expiring May 2, 2013. Upon recommendation of the Nominating & Governance Committee, the Board has proposed current Class III directors, David T. Foy, Lois W. Grady and Thomas M. Marra, to stand for reelection. Of the three nominees, Ms. Grady is an independent director as defined in the listing standards of the New York Stock Exchange (the “NYSE”). Each nominee has agreed to be named in this Proxy Statement and to serve if elected. If, as a result of currently unforeseen circumstances, any of such nominees shall be unable to serve as a director, proxies will be voted for the election of such other person as the Board may select.

Director Nominees - Business Experience, Qualifications, Skills and Expertise

David T. Foy has been a director of Symetra since March 2004 and served as Chairman of the Board from August 2004 until May 2009. He has been Executive Vice President and Chief Financial Officer of White Mountains Insurance Group, Ltd. since 2003. Previously, he was Senior Vice President and Chief Financial

Officer of Hartford Life, Inc., which he joined in 1993. He is also a director of OneBeacon Insurance Group, Ltd. (NYSE: OB). He received his B.S. degree from the Rochester Institute of Technology. Mr. Foy was selected to be a director of the Company, and here now nominated to be a director of the Company, because of his financial and analytical skills, which he has applied as Chief Financial Officer of a publicly traded insurance holding company.

Lois W. Grady has been a director of Symetra since August 2004 and served as Vice Chairman of the Board from May 2009 through April 2012. Ms. Grady served as Executive Vice President and Director of Investment Products Services of Hartford Life, Inc. from 2002 until her retirement in April 2004 and as Senior Vice President and Director of Investment Products Services of Hartford Life, Inc. from 1998 through 2002. She began her career with Hartford Life, Inc. in 1983. She is also a director of OneBeacon Insurance Group, Ltd. (NYSE: OB). Ms. Grady received her B.S. degree from Southern Connecticut State University. Ms. Grady was selected to be a director of the Company, and here now nominated to be a director of the Company, because of the breadth of her experience in and understanding of the financial services industry and her decision-making abilities, which she has applied in a variety of leadership roles in the financial services industry.

Thomas M. Marra has been a director, Chief Executive Officer and President of Symetra since June 2010 and director and President of Symetra Life Insurance Company since June 2010. He is also an officer and director of various affiliates of Symetra. Prior to joining Symetra, Mr. Marra served as Senior Advisor at the Boston Consulting Group in the North America Financial Services division from September 2009 until May 2010. Beginning in 1980, when he was an actuarial student, and until July 2009, Mr. Marra was with The Hartford Financial Services Group, Inc. (“The Hartford”). While at The Hartford, Mr. Marra held increasingly senior positions, most recently as President and Chief Operating Officer, as well as holding various directorships with the parent company and its subsidiaries. He is a Trustee of Symetra Mutual Funds Trust overseeing three investment portfolios. Mr. Marra is a past Chairman of the Board of the American Council of Life Insurers and of the Insured Retirement Institute. Mr. Marra is a Fellow of the Society of Actuaries and a member of the American Academy of Actuaries. He received his B.S. degree from St. Bonaventure University. Mr. Marra was selected to be a director of the Company, and here now nominated to be a director of the Company, because of his over 30 years of experience in the life insurance industry and his proven leadership skills.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES

Continuing Directors - Business Experience, Qualifications, Skills and Expertise

Peter S. Burgess has been a director of Symetra since June 2010. Since June 1999 he has served as an independent adviser on financial and governance issues to insurance companies and their audit committees. He previously spent 35 years at Arthur Andersen LLP as an accountant and partner until his retirement in 1999. He is also a Trustee of John Hancock Funds overseeing approximately 240 mutual funds and a director of Lincoln Educational Services Corporation (NASDAQ: LINC). He was a director at PMA Capital Corporation from 2004 to 2010. Mr. Burgess received his B.S. degree from Lehigh University. Mr. Burgess was selected to be a director of the Company because of his accounting experience and role with respect to various insurance clients at Arthur Andersen LLP and because he adds valuable financial experience and judgment to the Board.

Sander M. Levy has been a director of Symetra since August 2004. He is a Managing Director of Vestar Capital Partners, a private equity firm, and was a founding partner at its inception in 1988. He was previously a member of the Management Buyout Group of The First Boston Corporation. He is also a director of Duff & Phelps Corporation (NYSE: DUF), Wilton Re Holdings Limited and Triton Container International Limited. He was a director at Validus Holdings, Ltd. (NYSE: VR) from 2005 to 2012. He received his B.S. degree from the Wharton School of the University of Pennsylvania and his M.B.A. degree from Columbia Business School. Mr. Levy was selected to be a director of the Company because of his accounting and financial background and his advisory experience for both publicly traded and private companies across various industries.

Robert R. Lusardi has been a director of Symetra since August 2005. Since January 2011 he has been Chief Executive Officer and managing member of PremieRe Holdings LLC, a private insurance company. He was a director of Primus Guaranty, Ltd. (NYSE: PRS) from 2002 to 2011, where he was also Senior Advisor during 2010. He was also a director at OneBeacon Insurance Group, Ltd. (NYSE: OB) from August 2006 to February 2010. He was President and Chief Executive Officer of White Mountains Financial Services LLC from February 2005 to February 2010. From 1998 to 2005 he was a member of the Executive Management Board of XL Capital Ltd. (now XL Group) where his duties included Group CFO and CEO of an operating segment. He received his B.A. and M.A. degrees from Oxford University and his M.B.A. from Harvard University. Mr. Lusardi was selected to be a director of the Company because of his comprehensive understanding of financial reporting requirements of a publicly traded financial services company.

Lowndes A. Smith has been a director of Symetra since June 2007 and has served as Chairman of the Board since May 2009. Mr. Smith has served as Managing Partner of Whittington Gray Associates since 2003. Mr. Smith formerly served as Vice Chairman of The Hartford Financial Services Group, Inc. (“The Hartford”) and President and Chief Executive Officer of Hartford Life Insurance Company until his retirement in 2002. He joined The Hartford in 1968. Mr. Smith also serves as Chairman of OneBeacon Insurance Group, Ltd. (NYSE: OB) and is a director of White Mountains Insurance Group, Ltd. (NYSE: WTM) and 91 investment companies in the mutual funds of The Hartford. He received his B.S. degree from Babson College. Mr. Smith was selected to be a director of the Company because of his more than 40 years of experience in the insurance industry, including the life and property and casualty industries, his demonstrated leadership capabilities, and his experience from having served on many publicly traded and private company boards in various capacities, including having served on the board of the American Council of Life Insurers and as Chairman of the Connecticut Children’s Medical Hospital.

CORPORATE GOVERNANCE

The Board has adopted Corporate Governance Guidelines to provide a framework for its governance policies and practices. The full text of our Corporate Governance Guidelines, Code of Business Conduct, Insider Trading Policy, Independent Auditor Services Pre-Approval Policy and the charters of the Audit, Compensation, Finance and Nominating & Governance Committees can be found at www.symetra.com by clicking on “Investor Relations” and then on “Governance.” Stockholders may also obtain copies of these documents free of charge by making a written request to the Company at the address shown on the cover of this Proxy Statement. Our Code of Business Conduct applies to all directors, officers and employees. Any changes to (other than technical, administrative or non-substantive amendments) and any waivers of our Code of Business Conduct for executive officers or directors may be made only by the Board or the Audit Committee. We intend to post any such changes or waivers on our website at the address given above.

Process for Selecting Director Candidates

The Company’s bylaws provide that the number of directors will be fixed from time to time by the Board. The Nominating & Governance Committee is responsible for assessing the Board’s composition and recommending changes in the size of the Board as circumstances and the needs of the Company change from time to time. The Nominating & Governance Committee also will make recommendations to the Board regarding nominees for director as provided in its charter and in accordance with the provisions of the Company’s Corporate Governance Guidelines. Consideration of a nominee for the Board involves a series of internal discussions, review of a nominee’s background and experience and interviews of the nominee. Candidates for nomination may be suggested by members of the Board, our officers or our stockholders. The Nominating & Governance Committee then will meet to consider and approve the final nominees and makes its recommendation to the Board to fill a vacancy or add an additional member or recommend a slate of nominees to the Board for nomination and election to the Board. The source for a recommendation does not affect the way in which the Nominating & Governance Committee performs its evaluation of a candidate. Director nominees recommended by the

Nominating & Governance Committee, including for election at an annual meeting, are subject to approval by the Board. The Nominating & Governance Committee may use outside search firms and advisors to help identify director candidates and has sole authority to approve related fees and other retention terms.

Stockholder-Recommended Director Candidates

Stockholders recommending director candidates for consideration should send their recommendations to the attention of the Secretary at the address shown on the cover of this Proxy Statement. Stockholders who wish to nominate directors directly at an annual meeting in accordance with procedures in our bylaws should follow the instructions under the caption “Submission of Stockholder Proposals for 2014 Annual Meeting” in this Proxy Statement.

Director Attendance

All directors are expected to attend each meeting of our Board and the committees on which they serve and also are expected to attend our annual meetings of stockholders. No incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board and (2) the total number of meetings held by all committees of the Board on which he or she served, in each case, during 2012. All of the incumbent directors attended the Company’s 2012 annual meeting of stockholders.

Director Independence

The relationship between each of our non-employee directors and the Company is examined at least annually. The Board has affirmatively determined that Messrs. Burgess, Levy, Lusardi and Smith and Ms. Grady qualify as “independent” directors in accordance with the published listing requirements of the NYSE. In addition, the Board has determined that Mr. Foy is not an independent director due to Mr. Foy’s current service as Executive Vice President and Chief Financial Officer of White Mountains Insurance Group, Ltd. White Mountains Insurance Group, Ltd. is a beneficial owner of 26,887,872 shares of our common stock (including a warrant exercisable for 9,487,872 shares of our common stock). Mr. Marra does not qualify as an independent director because he is an employee of the Company.

Executive Sessions of Non-Management Directors

Non-management directors generally meet in executive session without Company management present as part of regularly scheduled Board meetings. Mr. Smith, Chairman of the Board, presides over these meetings.

Board Leadership

The Board’s current leadership structure separates the position of Chief Executive Officer (“CEO”) and Chairman of the Board. Thomas M. Marra serves as our CEO and Lowndes A. Smith serves as our Chairman of the Board. We believe that separating these two positions is in the best interest of the Company because it enables Mr. Marra to guide our Company and manage the day-to-day complexities of our business, while enabling Mr. Smith to provide leadership at the Board level. Although the positions of CEO and Chairman of the Board are currently separate, the Board believes there is no single best organizational model for all circumstances, and the Board retains the authority to combine the positions of CEO and Chairman of the Board if it deems such action appropriate in the future. The Board’s administration of risk oversight has not affected the leadership structure of the Board.

Board Risk Oversight

The Company faces risk in a variety of areas, including: interest rates; business strategy; financial condition; government regulation; investment portfolio management; development of new products and strategies; distribution; operations; and reputation, among other areas. For more information on these and other risks, please see the section entitled “Risk Factors” in the 2012 Annual Report on Form 10-K.

Management is primarily responsible for assessing risks and implementing appropriate risk management processes and controls. The Board believes that overseeing how management manages the Company’s risks is one of its most important responsibilities. In fulfilling its risk oversight role, the Board, or a committee of the Board, reviews reports and analyses on significant risks identified by the Company’s Chief Risk Officer and other management on at least an annual basis.

Board committees that oversee aspects of the Company’s risk management regularly report to the full Board. The Audit Committee discusses with management (and to the extent appropriate, with our internal and independent auditors), the Company’s policies with respect to risk assessment and risk management and, in coordination with the Finance Committee, the Company’s major financial risk exposures and the steps management has taken to monitor and control these exposures. The Finance Committee reviews the risks inherent in the Company’s business and the Company’s strategy for understanding and minimizing the consequences of such risks. The Compensation Committee reviews our compensation programs and practices to ensure that they do not create risks that are reasonably likely to have a material adverse effect on the Company.

Succession Planning

At least annually, the Nominating & Governance Committee reviews the short- and long-term succession plans for the CEO and other senior management positions and reports to the Board (or, in the Committee’s discretion, to the non-management members of the Board) on succession planning.

Communication with Directors

Stockholders and other interested parties may communicate with the Board, non-management directors as a group, any of the Board’s committees or any individual member of the Board, including the Chairman, by writing to the addressee, in care of the Secretary, at the address shown on the cover of this Proxy Statement.

Complaints concerning accounting or auditing issues can be sent directly to the Company’s Audit Committee at the following address:

Private and Confidential

Mr. Sander M. Levy, Chairman of the Audit Committee

Symetra Financial Corporation

777 108th Avenue NE, Suite 1200

Bellevue, WA 98004-5135

Board Committees

Our Board has four standing committees that assist it in discharging its duties. Each standing committee is composed of at least two independent directors and operates under a written charter. All standing committee charters are available on our website, www.symetra.com, by clicking on “Investor Relations” and then by clicking on “Governance.” Each committee’s primary functions are described below, together with their current membership and number of meetings. All members of the Audit Committee, Compensation Committee and Nominating & Governance Committee have been determined to be independent directors. In addition, members of the Compensation Committee also meet the requirement of (i) a non-employee director under SEC rules; and (ii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. In addition to standing committees, special committees of the Board may be formed from time to time for a specific purpose as noted below.

Audit Committee

The Audit Committee has the responsibility to assist the Board in fulfilling its oversight responsibilities to the Company’s stockholders and the other important constituencies the Board serves. The primary purposes of the Audit Committee are to (i) assist Board oversight of the integrity of the Company’s financial statements, the qualifications and independence of the Company’s independent auditors, the performance of the Company’s internal audit function and the independent auditors and the Company’s compliance with legal and regulatory requirements; (ii) provide an avenue of communication among the independent auditors, management, the internal auditors and the Board; and (iii) prepare the Audit Committee Report included in the Company’s annual proxy statement. The Board has determined that Mr. Burgess is an Audit Committee Financial Expert as defined under the regulations of the SEC.

Compensation Committee

The purpose of the Compensation Committee is to (i) review and make recommendations on director compensation; (ii) discharge the Board’s responsibilities relating to the compensation of executives; (iii) oversee the administration of the Company’s (and, to the extent the Compensation Committee deems appropriate, the Company’s major subsidiaries’) compensation plans, in particular the incentive compensation and equity-based plans; and (iv) prepare the annual report on executive compensation included in the Company’s annual proxy statement.

Compensation Consultant. The Compensation Committee retained Towers Watson to advise the Compensation Committee on the competitive landscape and trends in executive severance arrangements for both regular severance and change in control severance. Towers Watson also advised the Compensation Committee on the structure and form of severance benefits. As part of its engagement by the Compensation Committee, Towers Watson presented its summary of peer group severance arrangements to the Compensation Committee. The summary addressed benefits provided for different tiers of executive officers, severance structures, including amount of multiples of salary paid upon severance events, bonus awards, the availability of pro-rated or accelerated equity plan awards, restrictive covenants applicable to executives upon termination (such as confidentiality and non-compete covenants), and payment of COBRA or other health and welfare benefits.

Consultant Independence. Towers Watson was directly accountable to the Compensation Committee. Although Towers Watson was also engaged by the Company or a subsidiary on certain unrelated consulting engagements, the Compensation Committee determined that those engagements did not create a conflict of interest. Towers Watson has provided appropriate assurances and confirmation of its independent status.

Finance Committee

The purpose of the Finance Committee is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the Company’s financial, investment and capital management policies; (ii) the Company’s financial risk management; and (iii) mergers, acquisitions and divestitures by the Company.

Nominating & Governance Committee

The functions of the Nominating & Governance Committee are to (i) identify individuals qualified to become Board members and recommend such individuals to the Board for nomination for election to the Board; (ii) make recommendations to the Board concerning committee appointments; (iii) develop, recommend and annually review corporate governance guidelines applicable to the Company and oversee corporate governance matters; and (iv) oversee the evaluation of the Board and management.

Special Committees Formed in 2012

During 2012, special committees were formed in connection with two separate proposed transactions. In each case, committee members were selected for their expertise with regard to certain aspects of the proposed transaction and to avoid conflicts of interest.

Board and Standing Committee Membership

Director	Board	Audit	Compensation	Finance	Nominating & Governance
Peter S. Burgess(1)	X	Financial Expert		X	X
David T. Foy	X			Chair
Lois W. Grady(1)(2)	X		Chair
Sander M. Levy(1)	X	Chair	X	X	X
Robert R. Lusardi	X	X	X
Thomas M. Marra	X			X
Lowndes A. Smith(1)	Chairman	X	X		Chair

2012 Meetings	13	8	5	5	3

(1)	Non-employee director who also serves on the Board of the Company’s subsidiary, First Symetra National Life Insurance Company of New York and, except for Mr. Smith, on its Audit Committee.

(2)	Ms. Grady served as Vice Chairman of the Board from May 2009 through April 2012.

Special Committee Membership

Director	Special Committee No. 1	Special Committee No. 2
Peter S. Burgess	X	X
Robert R. Lusardi		X
Thomas M. Marra	X	X

2012 Meetings	11	5

Certain Relationships and Related Transactions

Policies and Procedures for Approval of Related Party Transactions

We have a written policy regarding the approval of related party transactions. A related party transaction is any transaction or series of transactions in which the Company or a subsidiary was or is to be a participant involving an amount in excess of $120,000, and a related party had or will have a direct or indirect material interest. Under SEC rules, a related person is a director, nominee for director, executive officer, owner of more than 5% of our common stock or immediate family member of any of the above.

Our Related Party Transaction Policy sets forth policies and procedures for the review and approval or ratification of related party transactions. On an annual basis, directors, director nominees and executive officers are each required to complete a Director and Officer Questionnaire that requires disclosure of any transactions with us in which a related party has a direct or indirect material interest. Our General Counsel is primarily responsible for the development and implementation of procedures and controls to obtain information from these related persons. Any transaction involving a related party that is entered into or proposed to be entered into must be reported to our General Counsel, who then presents related party transactions to the Audit Committee for review and approval. The Audit Committee may approve or ratify the related party transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in the best interest of the Company. In addition, the Audit Committee annually reviews those related party transactions that are ongoing in nature.

The following is a summary of each related party transaction for the year ended December 31, 2012.

Investment Management Agreement with White Mountains Advisors LLC

A majority of our investments are managed by White Mountains Advisors LLC (“WM Advisors”), a wholly owned subsidiary of White Mountains Insurance Group, Ltd. White Mountains Insurance Group, Ltd.

beneficially owns 26,887,872 shares of our common stock, which includes a warrant exercisable for 9,487,872 shares. Mr. David T. Foy, one of our directors, serves as Executive Vice President and Chief Financial Officer of White Mountains Insurance Group, Ltd. Mr. Lowndes A. Smith, Chairman of our Board, serves as a director of White Mountains Insurance Group, Ltd. The total fees incurred with respect to WM Advisors under our investment management agreement with them (the “IMA”) for the year ended December 31, 2012 were $16.0 million. The IMA provides for an initial fixed term of one year, which was extended by us for an additional year (a second year). We may further extend the IMA for a second additional year (a third year). Following the end of the any extension, the IMA may be terminated by either party upon 60 days’ written notice.

Relationships and Transactions with White Mountains Insurance Group, Ltd. and its Affiliates

We are party to certain shareholders agreements, dated as of March 8, 2004, March 19, 2004 and April 16, 2004, with our then stockholders. These shareholders agreements terminated on the closing of our initial public offering on January 27, 2010, other than certain provisions, including those relating to registration rights, confidentiality and competition, that remain in effect. Regarding registration rights, for 10 years following our initial public offering, stockholders who are party to a shareholders agreement holding in the aggregate 10% of all registrable securities (as defined in the shareholders agreements) then held by stockholders who are party to a shareholders agreement, may request that we register such securities through an underwritten public offering or the filing of a shelf registration statement with the SEC or permit the sale of such securities already included in an effective shelf registration statement pursuant to an underwritten public offering, subject to certain limitations. During this period, if we register shares of common stock in connection with an offering, stockholders who are party to a shareholders agreement will be given an opportunity to include their registrable securities, subject to certain limitations. With respect to confidentiality provisions, the shareholders agreements provide that, for an indefinite period of time, the stockholders who are party to a shareholders agreement will keep confidential any non-public information made available to them during the due diligence process of any prior offering of our common stock. The shareholders agreements provide that, for an indefinite period of time, we will indemnify the holders of registrable securities and any underwriters for losses or damages arising out of material misstatements or omissions in the relevant registration statement or prospectus or violations of law in connection with the registration of registrable securities, and further provide that the holders of registrable securities and any underwriters will indemnify us for losses or damages arising out of material misstatements or omissions in the relevant registration statement or prospectus that was made in reliance on written information furnished by such holders or underwriters. The shareholders agreements also provide that the stockholders may freely engage in, or invest in, businesses that are competitive with ours and that there are no obligations for any stockholder to refer any business opportunities to us. In addition, following our initial public offering and as long as White Mountains Insurance Group, Ltd. beneficially owns at least 20% of our outstanding common stock, assuming exercise of any outstanding warrants, each stockholder who is a party to a shareholders agreement is required to vote its shares for two board members as may be designated by White Mountains Insurance Group, Ltd., which will be reduced to one nominee as long as White Mountains Insurance Group, Ltd. beneficially owns at least 10%, but less than 20%, of our outstanding common stock.

Symetra Life Insurance Company entered into an accident and health reinsurance agreement with Sirius America Insurance Company, a subsidiary of White Mountains Insurance Group, Ltd. This reinsurance agreement is on substantially the same terms as reinsurance agreements entered into with unaffiliated parties. We recorded ceded premiums of $0.7 million and recovered ceded losses of $0.8 million on this agreement for the year ended December 31, 2012.

Relationships and Transactions with Other Related Parties

The following transactions involve the operations of certain subsidiaries and were entered into in the ordinary course of business.

Symetra Life Insurance Company entered into a coinsurance reinsurance agreement with Wilton Reassurance Company, or Wilton Re. This agreement is on substantially the same terms as agreements entered into with unrelated parties. Vestar Capital Partners, which beneficially owns 6,089,999 shares of our common stock, has an investment interest in Wilton Re. Mr. Sander M. Levy, one of our directors and our Audit Committee Chairman, serves on the board of directors of Wilton Re. Mr. Levy is not directly involved in the business dealings between the two companies but disclosed the relationship to our Audit Committee, which ratified the relationship. We recorded ceded premiums of $1.3 million and recovered ceded losses of $1.0 million on this agreement for the year ended December 31, 2012.

Symetra Life Insurance Company is a party to several coinsurance reinsurance agreements with General Re Life Corporation. These agreements are on substantially the same terms as agreements entered into with unrelated parties. General Re Life Corporation is the North American life and health reinsurance company of General Re Corporation, a subsidiary of Berkshire Hathaway Inc. Berkshire Hathaway Inc. beneficially owns 26,887,872 shares of our common stock, which includes a warrant exercisable for 9,487,872 shares. We recorded ceded premiums of $0.7 million and recovered ceded losses of $0.1 million on these agreements for the year ended December 31, 2012.

Symetra Assigned Benefits Service Company (“SABSCO”) accepted the assignment of periodic payment obligations from Government Employees Insurance Company, a subsidiary company of Berkshire Hathaway Inc. These assignments were on substantially the same terms as those provided to unrelated parties. SABSCO purchased $0.2 million in structured settlement annuities from Symetra Life Insurance Company to fund these obligations for Government Employees Insurance Company for the year ended December 31, 2012.

Symetra Life Insurance Company issued an insurance policy for both specific and aggregate excess loss coverage to Nebraska Furniture Mart with an effective date of January 1, 2012 with substantially the same terms as those provided to unrelated parties. Nebraska Furniture Mart is a subsidiary of Berkshire Hathaway Inc. We recorded premiums of $0.7 million and recorded losses of $1.2 million on this policy for the year ended December 31, 2012.

Symetra Life Insurance Company issued an insurance policy for specific excess loss coverage to XTRA Corporation with an effective date of January 1, 2012 with substantially the same terms as those provided to unrelated parties. XTRA Corporation is a subsidiary of Berkshire Hathaway Inc. We recorded premiums of $0.2 million and no paid losses for the year ended December 31, 2012.

Symetra Life Insurance Company and First Symetra National Life Insurance Company of New York each entered into separate Master Services Agreements with BHG Structured Settlements (“BHG”) to market BHG’s structured settlement products. BHG is a subsidiary of Berkshire Hathaway Inc. We recorded revenue of $5.9 million on these agreements for the year ended December 31, 2012.

In 2012, Mr. Foy and Mr. Marra each purchased a Symetra True Variable Annuity® (“Symetra True VA”) contract issued by Symetra Life Insurance Company on substantially the same terms as Symetra True VA contracts purchased by unaffiliated parties. In each case, the purchase payment for the Symetra True VA contract was $500,000.

Indemnification Agreements with our Directors and Officers

Our certificate of incorporation and bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by law. In addition, as permitted by the laws of the state of Delaware, we have entered into indemnification agreements with each of our directors and certain officers. Under the terms of our indemnification agreements, we are required to provide indemnification to the fullest extent permitted by the laws of the state of Delaware, against any and all (i) costs and expenses (including attorneys’ and experts’ fees, expenses and charges) actually and reasonably paid or incurred in connection with investigating, defending, being a witness in or participating in, or preparing to investigate, defend, be a witness in or participate in; and (ii) damages, losses, liabilities, judgments, fines, penalties and amounts paid in settlement relating to, resulting from or arising out of, in the case of either (i) or (ii), any threatened, pending or completed action, suit or proceeding, or any inquiry or investigation that such person determines might lead to the institution of any such action, suit or proceeding, by reason of the fact that (a) such person is or was a director, officer, employee or agent of the Company and/or a subsidiary of the Company or (b) such person is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, nonprofit organization, joint venture, trust or other enterprise. The indemnification agreements also require us, if so requested, to advance within 20 business days any and all costs and expenses to the director or officer that such person determines reasonably likely to be payable, provided that such person will return any such advance that remains unspent at the final conclusion of the claim to which the advance related. Our bylaws also require that such person return any such advance if it is ultimately determined that such person is not entitled to indemnification by us as authorized by the laws of the state of Delaware.

We are not required to provide indemnification under our indemnification agreements for certain matters, including (i) indemnification beyond that permitted by the laws of the state of Delaware; (ii) indemnification in connection with certain proceedings or claims initiated or brought voluntarily by the director or officer; (iii) indemnification for settlements the director or officer enters into without the Company’s written consent; (iv) indemnification related to disgorgement of profits under Section 16(b) of the Securities Exchange Act of 1934; (v) indemnification where a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful; or (vi) indemnification for liabilities for which the director or officer has received payment under any insurance policy as may exist for such person’s benefit, our articles of incorporation or bylaws or any other contract or otherwise. The indemnification agreements require us, to the extent that our Board determines it to be economically reasonable, to maintain directors’ and officers’ liability insurance.

PROPOSAL 2 – ADVISORY VOTE ON EXECUTIVE COMPENSATION

As a result of the decision made by our directors to hold an advisory vote pursuant to Section 14A of the Securities Exchange Act of 1934 on executive compensation every year until the next advisory vote on the frequency of such votes, stockholders are being asked to approve the following advisory resolution on the compensation of the Company’s Named Executive Officers for 2012, as reported in this Proxy Statement:

RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement.

Stockholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure. As described in detail under Compensation Discussion and Analysis, our compensation programs are designed to pay for performance and provide incentives that emphasize long-term value.

Although the vote is advisory and is non-binding, the Compensation Committee intends to take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis describes the material elements of the Company’s executive compensation program that existed in 2012 and in years prior, as well as the compensation earned by, awarded to or paid to, in the order set forth below, our CEO, our Chief Financial Officer (“CFO”), our three other most highly paid executive officers as of December 31, 2012 and an additional individual who would have been among our three most highly paid executive officers had he been an executive officer as of December 31, 2012, collectively referred to as the “Named Executive Officers” or “NEOs.”

The Named Executive Officers

•	Thomas M. Marra, President and CEO
•	Margaret A. Meister, Executive Vice President and CFO
•	Michael W. Fry, Executive Vice President – Benefits Division, Symetra Life Insurance Company
•	Daniel R. Guilbert, Executive Vice President – Retirement Division, Symetra Life Insurance Company
•	Craig R. Raymond, Senior Vice President and Chief Strategy Officer
•	Jonathan E. Curley, Former Executive Vice President – Life Division, Symetra Life Insurance Company

Biographical information regarding our NEOs can be found in the Company’s 2012 Annual Report on Form 10-K under the caption “Item 10. Directors, Executive Officers and Corporate Governance.”

Compensation Philosophy and Objectives

Our overall executive compensation program is designed to align the financial interests of our executives with those of our stockholders. We focus on pay for performance (both individual and Company performance) by providing incentives that emphasize long-term value creation, thereby putting a large portion of our executives’ pay at risk. Based on this philosophy, the Compensation Committee has maintained base salaries that may be lower than those paid by other financial services companies and life insurers and has chosen not to provide pensions.

Consideration of 2012 Stockholder Vote on Executive Compensation

In 2012, the Company’s stockholders were given the opportunity to vote to approve or disapprove the Company’s executive compensation programs and practices and the resulting compensation described in the 2012 Proxy Statement. Stockholders voted over 99.28% of their shares in approval of the Company’s actions (based on shares voted). Because the vote was advisory, the result was not binding on the Compensation Committee. However, the Compensation Committee took into account the outcome of the vote in reviewing those programs and practices it intends to continue in 2013. The Compensation Committee also viewed stockholders’ support of the Company’s executive compensation practices as an endorsement of the Company’s overall compensation philosophy and took that support into consideration when it adopted formal severance plans for executives in March 2013.

Pay for Performance

A majority of our executive officers’ compensation is directly linked to our short- and long-term financial performance goals, thereby providing incentives for both short- and long-term results. Our Annual Incentive Bonus Plan rewards performance relative to short-term results based on a combination of meeting Company financial performance goals and individual performance goals. The Symetra Financial Corporation Equity Plan (the “Equity Plan”) rewards long-term performance relative to financial goals set on three-year cycles and seeks to further align the interests of our NEOs with our stockholders’ interests as our long-term compensation has an equity component.

Pay at Risk

The pay at risk approach of our incentive compensation is intended to align each executive officer’s compensation with his or her impact on Company performance over the short- and long-term. Our executive officers have a significant amount of their total annual compensation at risk through Company performance-based incentives. Accordingly, if the Company does not achieve its performance goals, the total annual compensation for our executive officers will generally be negatively impacted.

Competitive Opportunities

As we grow and strive to reach financial performance and business strategy goals, our need for experienced executive talent will continue. Our compensation opportunities must be competitive to allow us to attract and retain talented executives in our field. In order to remain competitive and attract talented executives, we will from time to time offer sign-on bonuses, guaranteed continuation of salary for a specified time upon specific termination events, guaranteed annual incentive bonuses, moving expenses, relocation bonuses, housing allowances and other similar types of compensation.

2012 Highlights

Financial Performance

Despite the low interest rate environment, the financial performance of the Company for 2012 remained strong, which is reflected in our executive compensation program. The highlights of our 2012 financial performance include:

•	Net income for 2012 was $205.4 million, compared with $195.8 million in 2011.
•

Adjusted operating income for 2012 totaled $185.3 million, compared with $190.2 million in 2011. Adjusted operating income is a non-GAAP measure. A reconciliation of this measure to the nearest comparable GAAP measure can be found in Item 6 – “Selected Financial Data” of the 2012 Annual Report on Form 10-K.

•	Total revenue for 2012 was $2,101.2 million, compared with $1,999.3 million in 2011.

Year in Review

In 2012, we improved our capabilities across the Company as part of our Grow & Diversify strategy. Our Grow & Diversify strategy sought to profitably grow and diversify the Company’s product offerings and distribution. Progress was made in the following areas:

•	Built out the Benefits division group life and disability income business while continuing a solid performance in the core medical stop-loss line;
•

Expanded the Retirement division’s strong bank channel distribution for Symetra Edge Pro® and maintained profitability in its traditional fixed annuities products in a challenging interest rate environment;

•	Enhanced the Individual Life division’s product and distribution capabilities; and
•	Maintained underwriting and pricing discipline.

However, there were some disappointments, including the following:

•	Missed on sales targets for new variable annuity, individual life, and group life and disability income products; and
•	Increased overall operating expenses as a result of costs for product and infrastructure development.

Compensation Program and Actions

Our executive compensation program continues to reflect sound corporate governance practices. Our executive officers do not have employment agreements and are not guaranteed salary increases or bonus amounts other than what may have been offered as part of a sign-on incentive pursuant to an offer letter. We do not grant stock-based awards in coordination with the release of non-public information about the Company or any other company. We have not repriced stock options and we grant equity compensation with double-trigger change-in-control terms. We do not provide excessive perquisites. We prohibit short sales of our stock, or the purchase or sale of options, puts, calls, equity swaps or other derivative securities that are directly linked to our stock to prevent hedging or offsetting any decrease in market value. Moreover, our long-term compensation program aligns the interests of our NEOs with our stockholders’ interests. A large portion of the executives’ compensation package is comprised of long-term compensation consisting of shares of restricted stock and performance units (both of which have a multi-year vesting schedule of approximately three years) and stock options (which cannot be exercised prior to June 30, 2017 and have no value unless the stock price exceeds the exercise price of $28).

The highlights of our compensation actions for 2012 include:

•

Focused attention on attracting and retaining executive talent and engaged a compensation consultant to review severance arrangements of competitors. As a result of the work in 2012, executive severance plans were adopted at the March 5, 2013 Compensation Committee meeting.

•	Approved the hiring of a Chief Strategy Officer to assist with indentifying and analyzing merger and acquisition opportunities and with other strategic initiatives of the Company.
•	Approved all compensation and award decisions. All decisions were made with an overall understanding of the entire compensation package.

Executive Compensation Practices

Role of the Compensation Committee

The Compensation Committee, according to its charter, is responsible for approving all compensation for our NEOs as well as our other executive officers and for administering the Equity Plan with respect to all participants. The Compensation Committee is composed solely of independent directors.

Compensation actions are typically considered at the first meeting of the Compensation Committee of each year after financial results for the prior year are available. At the meeting, the CEO presents a self-evaluation outlining his performance to assist the Compensation Committee in determining his total compensation for the year. The Compensation Committee then holds a private session to discuss and determine the CEO’s total compensation.

Role of Management

The Compensation Committee relies on Thomas M. Marra, our CEO, and Christine A. Katzmar Holmes, our Senior Vice President of Human Resources and Administration, to recommend to it compensation programs and awards for executive officers and to oversee the day-to-day administration of approved programs for all employees. Mr. Marra and Ms. Katzmar Holmes attend Compensation Committee meetings and, at the Compensation Committee’s request, present management’s analysis and recommendations regarding compensation actions including base salaries, Annual Incentive Bonus Plan, Sales Incentive Plan and Equity Plan. The Compensation Committee sets the compensation for our CEO.

Elements of Compensation

We currently compensate our executives through a combination of base salary, annual cash-based incentive compensation and long-term cash-based and equity-based incentive compensation.

Base Salary

Our philosophy is to make base salary a relatively smaller portion of the overall compensation package of our executive officers than we believe is common in the industry. While executive performance is annually reviewed, base salaries for executives are not regularly adjusted. When determining base salaries of our executive officers, the Compensation Committee considers a number of factors, including general market data, internal pay equity, and, to a lesser extent, performance.

Annual Cash-Based Incentive Compensation

The Company’s Annual Incentive Bonus Plan (“AIB Plan”) provides eligible employees, including our NEOs, other than sales executives, the opportunity to earn annual cash incentive awards. The AIB Plan compensation is paid in March of each year for performance in the prior calendar year. Each year, the Compensation Committee approves the maximum funding amount available for AIB Plan awards, which is determined by the sum of all eligible employees’ target awards and can range from 0% to 200% of this target, based on our fulfillment of performance goals. The Compensation Committee sets the target award percentages for our executive officers as part of its total compensation review each year. Combining our overall Company performance and individual performance in determining the amount to be received by each executive ensures that the interests of each executive are aligned with our goals for financial success and that each executive is rewarded for individual performance.

The actual funding amount available for 2012 is based on the Company’s modified operating return on equity, or MOROE. Modified operating return on equity is measured by modified operating income divided by beginning-of-year adjusted book value. Modified operating income equals net income less net realized investment gains/(losses), less net investment income on hedge funds and private equity funds, convertible bonds and investments in common stock, plus 30-year Standard & Poor’s A rated bond investment income substituted for equity and hedge and private equity fund performance (valued quarterly) and net realized investment gains/(losses) on our fixed indexed annuity (“FIA”). Adjusted book value consists of stockholders’ equity, less accumulated other comprehensive income. Modified operating return on equity, modified operating income and adjusted book value are non-GAAP measures. For purposes of compensation analyses, we believe that MOROE broadly measures the Company’s performance.

Each eligible executive officer is allocated a portion of the actual funding amount for the AIB Plan based on his or her individual target percentage and individual performance. After reviewing the performance of each executive officer, the CEO recommends to the Compensation Committee a percentage of that executive officer’s individual target to be paid for the performance year based on that executive officer’s individual performance compared to goals or expectations set by that executive officer and the CEO. The CEO’s goals are set by the CEO and reviewed by the Compensation Committee. The CEO’s Annual Incentive Bonus, as recommended by the Compensation Committee, is subject to the actual funding amount for the AIB Plan and the Compensation Committee’s assessment of his performance.

For 2012, the MOROE target was 9%, with a threshold performance target of 4% and a maximum performance target of 14%. The modified operating return on equity for 2012 was 9.0%; therefore, a 100% payout was earned.

2012 goals for our NEOs related to the build out of our Grow & Diversify initiatives. Mr. Marra’s 2012 goals were based on our four long-term strategic drivers of profitable growth, financial strength, excellent reputation and workplace health. Ms. Meister’s 2012 goals were based on the Company meeting or exceeding a 9% modified operating return on equity; helping develop and implement Company strategy; and providing financial leadership. Mr. Fry’s 2012 goals were based on developing new opportunities for growth through product development and broadening distribution relationships. Mr. Guilbert’s 2012 goals were based on generating new product sales and maintaining the core product line in a low interest rate environment. The AIB Plan payouts are set forth in the “Summary Compensation Table.” These amounts are 100% of the target bonus levels multiplied by the 100% funding level associated with the AIB Plan for Mr. Marra, Ms. Meister, Mr. Fry and Mr. Guilbert. These payouts reflect solid sales in core businesses and disappointing results in new Grow & Diversify initiatives. As part of Mr. Raymond’s offer letter and as an incentive for him to join the Company in September 2012, he was guaranteed a specific amount for his AIB Plan. As such, no specific goals were set for his bonus achievement. This guaranteed amount was generally in line with the percentage of total target compensation for the other NEOs.

In 2012, the AIB Plan target constituted 11%, 16%, 16%, 16% and 19% of total target compensation for Mr. Marra, Ms. Meister, Mr. Fry, Mr. Guilbert and Mr. Raymond, respectively.

Long-Term Incentive Compensation

The Equity Plan. The Equity Plan serves as the primary vehicle for providing long-term incentive awards. The Equity Plan provides long-term incentives to our NEOs and other employees. Our Compensation Committee administers the Equity Plan and determines which individuals are eligible to receive awards, the number of shares or units to be granted, the exercise or purchase price for awards, the vesting schedule for each award and the maximum term of each award. Although awards may consist of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares/units and other stock-based awards, as of

December 31, 2012 we have only granted stock options, restricted stock and performance units. In 2012, grants were provided via performance units and restricted stock. These awards were granted in order to align the interests of our NEOs with our stockholders’ interests. The grants made to our NEOs are reflective of their respective duties and are not based on predetermined guidelines or mathematical formulas. Our CEO received the largest grant as he is responsible for our Company’s overall business and financial performance.

Restricted Stock. Restricted stock awards were granted during 2012 to all NEOs and are scheduled to vest on December 31, 2014, subject to continued employment through such date. Grants of restricted stock were made to directly link the long-term interests of our executives with the long-term interests of our stockholders. The restricted stock grants made under the 2012-2014 cycle under the Equity Plan constitute 30%, 20%, 17%, 17% and 14% of target total compensation for Mr. Marra, Ms. Meister, Mr. Fry, Mr. Guilbert and Mr. Raymond, respectively. Pursuant to the terms of the restricted stock award agreements, cash dividends are paid on the restricted stock. All 2012 restricted stock grants made to Mr. Curley were forfeited on July 31, 2012.

Stock Options. As of December 31, 2012, all awards of stock options have been one-time grants to encourage long-term results for the Company. The options vest 100% on June 30, 2017, expire on June 30, 2018 and have an exercise price of $28.00 per share. As of December 31, 2012, the exercise price was in excess of the per share value of the Company’s common stock. The Compensation Committee determined the terms, exercise price and number of options to applicable executives. No stock option awards were granted in 2012. All stock options granted to Mr. Curley were forfeited on July 31, 2012.

Performance Units. Performance unit awards are generally granted annually and were granted during 2012 to each of our NEOs. At the time of grant, each performance unit has the financial value of $100. Thereafter, each target performance unit has a notional value of ($100 x (1 + annualized modified operating return on equity)^3) per share. At the end of the three-year award period, the Compensation Committee determines the level of attainment of the performance target and assigns a performance percentage of 0% to 200% of target. The matured performance units will be paid in cash in an amount equal to the then notional value of the target shares multiplied by the performance percentage.

For the 2012-2014 cycle, the performance target is 9.6% modified operating return on equity averaged over the award period, with a threshold performance target of 4.6% and a maximum performance target of 14.6%. If the modified operating return on equity is 4.6% or lower, the performance percentage will be 0%. If the modified operating return on equity is 14.6% or higher, the maximum performance percentage of 200% applies. For modified operating return on equity between 4.6% and 14.6%, the performance percentage will be determined on the basis of straight-line interpolation.

The target performance unit grants made in 2012 for the 2012-2014 cycle under the Equity Plan for Mr. Marra, Ms. Meister, Mr. Fry, Mr. Guilbert and Mr. Raymond constitute 30%, 31%, 26%, 26% and 19% of target total compensation, respectively. Although awards of performance units are not specifically set at these percentages, performance unit grants under the Equity Plan are designed such that our NEOs have a substantial proportion of their target total compensation linked to the achievement of Company performance targets. All performance unit grants made to Mr. Curley were forfeited on July 31, 2012.

For the 2011-2013 cycle, the performance target is 11% modified operating return on equity averaged over the award period, with a threshold performance target of 6% and a maximum performance target of 16%. If the modified operating return on equity is 6% or lower, the performance percentage will be 0%. If the modified operating return on equity is 16% or higher, the maximum performance percentage of 200% applies. For modified operating return on equity between 6% and 16%, the performance percentage will be determined on the basis of straight-line interpolation.

For the 2010-2012 cycle, the performance target is 12% modified operating return on equity averaged over the award period, with a threshold performance target of 7% and a maximum performance target of 17%. For the 2010-2012 cycle, the modified operating return on equity was 9.7% resulting in a performance percentage of

54%. The performance percentage equals the modified operating return on equity over the three-year period of 9.7% minus the threshold target of 7% divided by the target spread of 5%. The amounts of these payouts with respect to the eligible NEOs are set for the in the “Summary Compensation Table.”

In February 2011, performance units for a 2011-2012 cycle were awarded to Mr. Marra as an additional award to the one he received in 2010 upon his date of hire for the 2010-2012 cycle. The award is similar to the awards made pursuant to the 2010-2012 cycle, except that each target performance unit has a notional value of ($100 x (1 + annualized modified operating return on equity)^2) per share and has a two-year award period. The modified operating return on equity for the two-year award period was 9.55% resulting in a performance percentage of 51%.

Employment Agreements

The Company has not entered into any employment agreements with any of our executive officers. Certain of our executive officers received offer letters which set forth the terms relating to base salary, sign-on incentives and equity compensation. However, the Company does not view these offer letters as employment agreements as each offer letter states that employment with the Company is “at will.”

Severance Pay

In 2012, there was no formal severance plan for officers with the title of vice president and above, which includes our NEOs. In 2012, if our NEO’s employment with the Company ended involuntarily due to job elimination or performance, the amount of severance pay, if any, would have been determined on a case-by-case basis unless a severance arrangement was part of an offer letter such as described below.

Pursuant to Mr. Raymond’s offer letter, in the event his employment is terminated by the Company for reasons other than cause during his first two years of employment, he would receive separation pay equal to two times base salary and one times his targeted award under the AIB Plan, subject to signing and not rescinding a standard release agreement. This severance arrangement was made for Mr. Raymond to attract him to the Company and provide him with financial protection in the event of his termination without cause. The Compensation Committee determined the amount of severance ensuring the amount was fair and not excessive. The severance arrangement the Company entered into with Mr. Curley is described under “Potential Payments Upon Termination Table.”

At the March 5, 2013 Compensation Committee meeting, a formal severance plan for officers with the title of vice president and above was adopted. This action was taken to more clearly protect our incoming and current executives and to be more in line with our competitors. The Symetra Financial Corporation Executive Severance Pay Plan (“Executive Severance Pay Plan”) provides severance pay and benefits to eligible employees whose employment is terminated without cause by the Company or has experienced a constructive termination. The severance pay is determined as follows:

•	CEO – two times base pay at the time of termination
•	Executive officers (other than CEO) – one and one- half times base pay at the time of termination
•	All other eligible employees – one times base pay at the time of termination.

Eligible employees also receive a lump sum payment equal to six months times the employer’s share of the participant’s current COBRA premium under the Company’s medical plan; a payment equal to the pro-rated value of their current performance unit awards that are at least 12 months into an award cycle; one-third vesting of restricted stock awards for each year completed in the award period; and pro-rated vesting of stock options based on full years from the date of grant to date of termination, divided by the number of years until the options would have vested under their original grant. Eligible employees only receive an Annual Incentive Bonus if they terminate after the end of the year in which a bonus was earned but before it was paid.

Change in Control Arrangements

The Company’s Equity Plan includes change in control arrangements. Unless otherwise set forth in the applicable award agreement, in the event of a termination of an executive officer’s employment by us without cause or by the executive due to a constructive termination, in either case within 12 months of a change in control, executive officers receive certain payments and accelerated vesting under our Equity Plan. We provide for this change in control benefit as an incentive and retention mechanism that provides security to our executive officers in the event that we experience a change in ownership.

At the March 5, 2013 Compensation Committee meeting, a formal change in control severance plan for executive officers and other key employees was adopted. This action was taken to ensure retention of our executive talent particularly when considering potential acquisitions that may create uncertainty. The Symetra Financial Corporation Senior Executive Change in Control Plan (“Senior Executive Change in Control Plan”) provides severance pay and benefits to eligible employees whose employment is terminated by the Company within 90 days before or 24 months after a change in control. The severance pay is determined as follows:

•	CEO – two and one-half times the sum of annual base pay at the time of termination plus average Annual Incentive Bonus paid in the prior three years.
•

Executive officers (other than CEO) and other key employees (as determined by the Compensation Committee) – two times the sum of annual base pay plus the participant’s average Annual Incentive Bonus paid in the prior three years.

Eligible employees also receive a payment equal to the pro-rated value of their current performance unit awards. Restricted stock and stock options are treated as if the vesting date occurred immediately prior to the termination. Eligible employees also receive a lump sum payment equal to 18 months times the employer’s share of the participant’s current COBRA premium under the Company’s medical plan.

Retirement Benefits

All of our employees, including our NEOs, may participate in our qualified 401(k) plan, which includes a safe harbor employer match. The safe harbor employer match is equal to 100% of employee contributions up to the first 6% of eligible compensation. We have no defined benefit pension plans, non-qualified deferred compensation plans or retiree medical plans.

Perquisites

Mr. Marra receives a housing allowance to assist him with his housing needs near the Company’s headquarters in Bellevue, Washington. Mr. Marra may fly first class on commercial airlines when traveling for business as well as to and from his residences and our headquarters. Ms. Meister, Mr. Fry and Mr. Guilbert may fly first class on commercial airlines when traveling for business. Pursuant to the offer letter for Mr. Raymond, the Company paid non-recurring closing costs (excluding real estate broker commissions) related to the sale of his former residence and subsequent purchase of a home near the Company’s office. All executive officers have been offered financial and tax planning assistance. The incremental cost of perquisites provided to the NEOs during 2012 is included in the “All Other Compensation” column of the “Summary Compensation Table.”

Other Compensation Matters

Stock Ownership Guidelines

In 2011, upon the recommendation of the Compensation Committee, the Board approved and adopted stock ownership guidelines for our NEOs and other executives so that these executives will experience the same downside risk and upside potential as our stockholders experience.

The current ownership target levels are as follows:

Executives	Multiple of Salary
CEO(1)	5X
CFO(2)	3X
Executive Vice Presidents(3)	2X
Senior Vice Presidents(4)	1X

(1) Applies to Mr. Marra.

(2) Applies to Ms. Meister.

(3) Applies to Messrs. Fry and Guilbert.

(4) Applies to Mr. Raymond.

The stock ownership guidelines apply to executives with those titles listed in the table above and allow for achievement within five years from adoption, or for new executive officers going forward, within five years from date of hire or promotion. Executive officers will be considered compliant with the guidelines as long as their holdings do not fall below the number of shares held by the executive officer at the time the executive officer first met the stock ownership guideline. Eligible sources for ownership include vested shares of restricted stock, employee stock purchase plan shares and any personal holdings of common stock by the participant and his/her spouse or domestic partner and/or children. Because our program was adopted in 2011, none of our NEOs was required to meet the target level as of December 31, 2012.

Tax and Accounting Implications of Executive Compensation Programs

The Compensation Committee considers tax and accounting treatment when designing our executive compensation programs. One such tax consideration is Section 162(m) of the Internal Revenue Code, which limits the Company’s deduction for compensation paid to the certain NEOs. The amount of this annual limit is $1 million paid to each such NEO. However, the limitation does not apply to certain performance-based compensation. In addition to the performance-based compensation exception, we also rely on a rule that exempts payments made under certain plans adopted before a corporation’s initial public offering. In the Company’s case, this exemption will expire after our 2014 annual meeting. The Compensation Committee seeks to maximize the tax deductibility of the Company’s compensation payments; however, we may provide some compensation that is not tax deductible. In June 2010, the Board approved a stock option award to Mr. Marra that, if exercised, may not be fully tax deductible.

Compensation Clawbacks

The Company does not have in place formal policies related to the “clawback” of incentive compensation in the event of financial restatements and similar events, but the Compensation Committee has discussed adopting such a policy and intends to do so once the SEC adopts final rules implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act relating to the recovery of erroneously awarded compensation.

Compensation Plan Risk Assessment

At the March 5, 2013 Compensation Committee meeting, the Compensation Committee and management reviewed our compensation programs and practices applicable to all employees, including executive officers, in order to assess the risks presented by such programs and practices. Management analyzed the likelihood and magnitude of potential risks, focusing on program elements that may create risk, including strategic risk, cultural risk, governance risk, business segment risk, pay-mix risk and performance measurement risk. The review also took into account mitigating features associated with our compensation programs and practices. The Company’s performance-based compensation plans use modified operating return on equity as the performance goal. The Company’s executive compensation philosophy is designed to pay for performance and provides incentives that emphasize long-term value. Likewise, the Company’s various sales incentive plans are used to attract and retain high-performing sales personnel and are designed to provide an incentive to wholesalers and sales managers for driving profitable growth.

After reviewing the Company’s compensation risk, the Compensation Committee and management concluded that our compensation policies and practices do not create any risk that is reasonably likely to have material adverse effect on the Company. Our plans work together to provide both short- and long-term focus and operate under a philosophy that is designed to pay for performance.

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement relating to the Annual Meeting and incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

The Compensation Committee

Lois W. Grady, Chairman

Sander M. Levy

Robert R. Lusardi

Lowndes A. Smith

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents compensation earned during 2012, 2011 and 2010 by the Company’s NEOs:

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total Compensation ($)

Thomas M. Marra(a)	2012	525,000	-	1,499,997	-	1,380,809	116,647	3,522,453
President and CEO	2011	525,000	-	1,911,717	-	575,000	93,226	3,104,943
	2010	282,692	78,750	889,742	3,787,500	315,100	83,123	5,436,907

Margaret A. Meister	2012	400,000	-	499,999	-	913,270	15,288	1,828,557
Executive Vice President	2011	400,000	-	499,988	-	1,057,978	14,988	1,972,954
and CFO	2010	352,308	823,374	313,580	1,525,000	211,485	15,135	3,240,882

Michael W. Fry	2012	345,385	-	219,992	-	356,935	15,248	937,560
Executive Vice President,	2011	326,538	-	199,990	-	398,949	14,935	940,412
Benefits Division	2010	276,923	251,927	89,997	663,000	83,177	15,034	1,380,058

Daniel R. Guilbert(b)	2012	382,692	250,000	239,990	-	479,121	26,261	1,378,064
Executive Vice President,	2011	375,000	250,000	199,990	-	200,812	18,847	1,044,649
Retirement Division	2010	50,481	387,500	149,996	696,000	100	19,579	1,303,656

Craig R. Raymond(c)	2012	90,192	367,500	124,999	-	-	44,411	627,102
Senior Vice President, and Chief Strategy Officer

Jonathan E. Curley(d)	2012	232,797	-	199,994	-	-	866,572	1,299,363
Former Executive Vice	2011	326,538	-	199,990	-	124,901	10,031	661,460
President, Life Division	2010	42,404	172,500	119,999	696,000	100	13,960	1,044,963

(a)	Mr. Marra’s date of hire was June 7, 2010.

(b)	Mr. Guilbert’s date of hire was November 1, 2010.

(c)	Mr. Raymond’s date of hire was September 10, 2012.

(d)	Mr. Curley’s date of hire was November 1, 2010. Mr. Curley’s termination date was July 31, 2012.

(1)	Represents the amount earned in base salary each fiscal year.

(2)

For 2012, represents (i) the second $250,000 payment of the three-year sign-on incentive bonus for Mr. Guilbert; and (ii) a one-time sign-on incentive bonus of $200,000 and $167,500 guaranteed amount awarded for the 2012 AIB Plan for Mr. Raymond.

For 2011, represents the first $250,000 payment of the three-year sign-on incentive bonus for Mr. Guilbert.

For 2010, represents (i) the discretionary amounts awarded in excess of the performance percentage under the 2010 AIB Plan to Mr. Marra, Ms. Meister and Mr. Fry of $78,750, $52,846 and $20,769, respectively; (ii) the discretionary amounts for the 2008-2010 cycle under the Performance Share Plan to Ms. Meister and Mr. Fry paid in March 2011 of $770,528 and $231,158, respectively; (iii) relocation bonuses of $200,000 for Mr. Guilbert and $15,000 for Mr. Curley; and (iv) guaranteed amounts awarded under the 2010 AIB Plan to Mr. Guilbert and Mr. Curley of $187,500 and $157,500, respectively.

(3)

Represents the aggregate grant date fair value for restricted stock granted, in each respective year, as calculated under the Financial Accounting Standard Board’s Accounting Standards Codification (“ASC”) Topic 718. Under ASC Topic 718, the grant date fair value is calculated using the closing market price of our common stock on the date of grant, which is then recognized over the requisite service period of the award. The shares of restricted stock granted in 2012 are scheduled to vest on December 31, 2014, and the shares of restricted stock granted in 2011, except those issued to Mr. Marra on February 18, 2011, are scheduled to vest on December 31, 2013, subject to continued employment through such dates. The shares of restricted stock granted to Mr. Curley in 2012 were forfeited on July 31, 2012. The restricted shares granted to Mr. Marra on February 18, 2011 and the shares of restricted stock granted in 2010 to all NEOs except Mr. Curley vested on December 31, 2012, as disclosed in the “Option Exercises and Stock Vested Table.” Note, the amounts reported in this column do not necessarily correspond to the actual economic value that will be or were received by the NEOs from the awards.

(4)	No stock options were granted during 2012 or 2011.

For 2010, represents the aggregate grant date fair value for stock options, as calculated under ASC Topic 718. For a description of the assumptions made in determining the grant date fair value, see Note 9 in the “Notes to Consolidated Financial Statements” in the Company’s 2012 Annual Report on Form 10-K. In determining these amounts, it was assumed that each NEO would satisfy any service requirements for vesting or payment of the award. As a result, while a discount for the possibility of forfeiture of the award was applied to determine the expenses of these awards as reported in the Company’s 2012 Annual Report on Form 10-K, no such discount was applied in determining the amounts reported in this table. The options granted in 2010 are scheduled to vest on December 31, 2017, subject to continued employment through such date. Note, the amounts reported in this column do not necessarily correspond to the actual economic value that will be received by the NEOs from the options.

(5)

For 2012, represents (i) amount of the 2012 Annual Incentive Bonus at the earned 100% performance percentage; and (ii) non-discretionary amounts awarded for the 2010-2012 cycle under the Equity Plan to Mr. Marra, Ms. Meister, Mr. Fry and Mr. Guilbert paid in March 2013 of $855,809, $513,270, $149,704 and $249,506, respectively.

For 2011, represents (i) amount of the 2011 Annual Incentive Bonus at the earned 102% performance percentage; and (ii) non-discretionary amounts awarded for the 2009-2011 cycle under the Performance Share Plan to Ms. Meister and Mr. Fry paid in March 2012 of $629,578 and $190,781, respectively.

For 2010, represents (i) amount of the 2010 Annual Incentive Bonus at the earned 60% performance percentage for Mr. Marra, Ms. Meister and Mr. Fry; and (ii) $100 challenge goal award for Mr. Marra, Ms. Meister, Mr. Fry, Mr. Guilbert and Mr. Curley.

(6)

For 2012, represents (i) employer contributions to the Symetra Financial Retirement Savings Plan of $13,615 for Mr. Marra, $15,000 for each Ms. Meister and Mr. Fry, and $9,985, $773 and $8,423, for Mr. Guilbert, Mr. Raymond and Mr. Curley, respectively; (ii) employer-paid life insurance premiums; (iii) housing for Mr. Marra of $54,000 and relocation assistance for Mr. Raymond of $38,838, (iv) payment of travel costs for Mr. Marra of $32,653; (v) financial and tax planning assistance of $16,000 for each Mr. Marra and Mr. Guilbert and $4,734 for Mr. Raymond; and (vi) severance compensation for Mr. Curley of $858,000.

For 2011, represents (i) employer contributions to the Symetra Financial Retirement Savings Plan of $13,327 for Mr. Marra, $14,700 for each Ms. Meister and Mr. Fry, and $13,038 and $9,796 for Mr. Guilbert and Mr. Curley, respectively; (ii) employer-paid life insurance premiums; (iii) relocation assistance and housing for Mr. Marra of $54,000; (iv) payment of travel costs for Mr. Marra of $17,521; and (v) financial and tax planning assistance for Mr. Marra and Mr. Guilbert of $8,000 and $5,539, respectively.

For 2010, represents (i) employer contributions to the Symetra Financial Retirement Savings Plan of $13,327 for Mr. Marra, $14,700 for each Ms. Meister and Mr. Fry, and $864 and $727, for Mr. Guilbert and Mr. Curley, respectively; (ii) employer-paid life insurance premiums; (iii) grossed-up reimbursements for relocation bonus for Mr. Curley and challenge goal award for Mr. Marra, Ms. Meister, Mr. Fry, Mr. Guilbert and Mr. Curley; (iv) relocation assistance and housing for Mr. Marra of $69,455; and (v) relocation assistance for Mr. Guilbert and Mr. Curley of $18,615 and $3,525, respectively.

Grants of Plan-Based Awards Table

The following table summarizes the estimated future payouts under grants made by us to the NEOs in 2012 under our incentive plans:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards(3)
Name Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Stock	Grant Date Fair Value of Stock Awards ($)
Thomas M. Marra
AIB Plan	2/28/2012	10,500	525,000	1,050,000	-	-	-	-	-
Performance Units	2/28/2012	-	-	-	34,432	1,935,303	4,515,180	-	-
Restricted Stock	2/28/2012	-	-	-	-	-	-	151,362	1,499,997

Margaret A. Meister
AIB Plan	2/28/2012	8,000	400,000	800,000	-	-	-	-	-
Performance Units	2/28/2012	-	-	-	17,216	967,652	2,257,590	-	-
Restricted Stock	2/28/2012	-	-	-	-	-	-	50,454	499,999

Michael W. Fry
AIB Plan	2/28/2012	4,145	207,231	414,462	-	-	-	-	-
Performance Units	2/28/2012	-	-	-	7,575	425,767	993,340	-	-
Restricted Stock	2/28/2012	-	-	-	-	-	-	22,199	219,992

Daniel R. Guilbert
AIB Plan	2/28/2012	4,592	229,615	459,231	-	-	-	-	-
Performance Units	2/28/2012	-	-	-	8,264	464,473	1,083,643	-	-
Restricted Stock	2/28/2012	-	-	-	-	-	-	24,217	239,990

Craig R. Raymond
Performance Units	9/10/2012	-	-	-	4,017	225,785	526,771	-	-
Restricted Stock	9/10/2012	-	-	-	-	-	-	9,827	124,999

Jonathan E. Curley(a)
AIB Plan	2/28/2012	-	198,000	-	-	-	-	-	-
Performance Units	2/28/2012	-	-	-	6,886	387,061	903,036	-	-
Restricted Stock	2/28/2012	-	-	-	-	-	-	20,181	199,994

(a)	All grants received in 2012 by Mr. Curley were forfeited on July 31, 2012.

(1)	Represents amounts for the Annual Incentive Bonus for all NEOs based on a minimum modified operating return on equity of 4.0%, target of 9% and maximum of 14%.

(2)

Represents the amounts for the 2012-2014 performance units based on a minimum modified operating return on equity of 4.6%, target of 9.6% and maximum of 14.6%. All performance units were issued under the Company’s Equity Plan; however, in accordance with the award agreements they are required to be settled in cash.

(3)

All NEOs received grants of restricted stock under the Equity Plan, subject to vesting schedules described in footnote (3) to the Summary Compensation Table. Dividends are paid on the restricted stock.

Outstanding Equity Awards Table

The following table summarizes outstanding equity awards to the NEOs as of December 31, 2012:

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Thomas M. Marra	-	1,250,000	28.00	6/30/2018	260,057	3,375,540	-	-
Margaret A. Meister	-	500,000	28.00	6/30/2018	86,685	1,125,171	-	-
Michael W. Fry	-	300,000	28.00	6/30/2018	36,691	476,249	-	-
Daniel R. Guilbert	-	300,000	28.00	6/30/2018	38,709	502,443	-	-
Craig R. Raymond	-	-	-	-	9,827	127,554	-	-
Jonathan E. Curley(a)	-	-	-	-	-	-	-	-

(a)	Total equity awards held by Mr. Curley were 45,582, of which 12,091 shares vested and 33,491 shares were forfeited on July 31, 2012.

(1)	Represents stock options granted during 2010 with a full vesting date of June 30, 2017. No stock options were granted during 2012 or 2011.

(2)

Represents (i) restricted stock granted in 2012 as disclosed in the “Grants of Plan-Based Awards Table;” and (ii) restricted stock granted in 2011. Partial or full vesting also may occur under certain termination conditions as discussed in “Potential Payments Upon Termination or Change in Control.”

(3)	Measured as the number of shares that have not vested multiplied by the closing market price of $12.98 per share on December 31, 2012.

Option Exercises and Stock Vested Table

The following table summarizes options exercised and stock vested by NEOs as of December 31, 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Thomas M. Marra	-	-	102,041	1,324,492
Margaret A. Meister	-	-	25,000	324,500
Michael W. Fry	-	-	7,192	93,352
Daniel R. Guilbert	-	-	13,636	176,995
Craig R. Raymond	-	-	-	-
Jonathan E. Curley	-	-	12,091	140,618

(1)

Represents (i) the number of shares of restricted stock that vested on December 31, 2012 for all NEOs except Mr. Curley; and (ii) the number of shares of restricted stock held by Mr. Curley that vested on July 31, 2012.

(2)

Represents the value realized at the closing market price of (i) $12.98 per share on December 31, 2012 for all NEOs’ restricted stock, except Mr. Curley’s; and (ii) $11.63 per share on July 31, 2012 for Mr. Curley’s restricted stock.

Employee Benefit Plans

The following is a summary of our primary employee benefit plans. Descriptions do not reflect severance arrangements received under the Executive Severance Pay Plan or the Senior Executive Change in Control Plan.

Annual Incentive Bonus Plan

Annual incentive cash awards are paid to eligible employees, including our NEOs, other than sales employees who have a direct impact on sales, pursuant to the AIB Plan. A description of the material terms of the AIB Plan can be found under “Elements of Compensation.”

Sales Incentive Plans

Rather than receiving annual incentive cash awards pursuant to the AIB Plan, employees who have a direct impact on sales receive short-term incentive compensation through various sales incentive plans.

Equity Plan

Background. We primarily provide long-term incentive compensation through the Equity Plan. The purpose of the Equity Plan is to advance the Company’s and our stockholders’ interests by providing long-term incentives to our employees, directors and consultants. We do not have any program, plan or practice to time grants or awards to executives in coordination with the release of material non-public information and our insider trading policy prohibits all employees from trading in Company stock any time in which they are aware of material non-public information. The complete definitions for terms such as “change in control,” “constructive termination,” “disability,” “fair market value” and “termination without cause” are set forth in the Equity Plan, which was filed on February 29, 2012 as Exhibit 10.29 to the Company’s 2011 Annual Report on Form 10-K.

Administration. Our Compensation Committee administers the Equity Plan and determines which individuals are eligible to receive awards, the type of awards and number of shares or units to be granted, the exercise or purchase price for each award, the vesting schedule for each award and the maximum term of each award (subject to the limits set forth in the Equity Plan). The Compensation Committee has authority to interpret the Equity Plan and any determination by the Compensation Committee will be final.

Share Reserve. We have reserved 7,830,000 shares of our common stock for issuance under the Equity Plan, of which, as of February 20, 2013, 4,296,126 remain available for issuance. This reserve, and all limits referenced below, is subject to adjustment in the event of stock splits or similar capitalization events.

Eligibility. The individuals eligible to participate in the Equity Plan include any employee, director or consultant.

Limit on Awards. During any calendar year, the maximum aggregate number of shares subject to awards granted to any individual shall be 1,500,000.

Types of Awards. The Equity Plan permits us to grant the following types of awards:

•

Restricted Stock. A restricted stock award is a grant of shares or an offer by us to sell shares of our common stock subject to a risk of forfeiture and/or a right of repurchase by us upon the termination of employment of the participant on such terms (including price and timing) as may be determined by the Compensation Committee. This risk of forfeiture and/or right of repurchase may lapse according to vesting conditions, which may include performance conditions, a time-based schedule or a combination thereof, to be determined in each case by the Compensation Committee. In the event of death or disability of a holder of restricted stock subject to vesting other than monthly vesting, the risk of forfeiture and/or our right to repurchase such shares shall lapse with respect to a pro-rata portion of the shares of restricted stock equal to the percentage of the vesting period that has elapsed. The Compensation Committee also has the discretion to waive all or a portion of the risk of forfeiture and/or our right to repurchase shares of restricted stock in the event of a participant’s voluntary resignation or retirement. In the event of a change in control followed by termination without cause or constructive termination of the participant within 12 months, the restrictions on such participant’s restricted stock will lapse.

•

Stock Options. The Equity Plan provides for the grant of incentive stock options (commonly referred to as ISOs) to employees and non-qualified stock options (commonly referred to as NSOs) to employees, directors and consultants. The Compensation Committee determines the terms of options, provided that ISOs are subject to statutory limitations. The Compensation Committee determines the exercise price for a stock option, within the terms and conditions of the Equity Plan and applicable law, provided that the exercise price of an ISO may not be less than 100% (or 110% in the case of a recipient who is a 10% stockholder) of the fair market value of our common stock on the date of grant.

Options granted under the Equity Plan will vest at the rate specified by the Compensation Committee, with the vesting schedule for each stock option to be set forth in the stock option agreement for such option grant. Generally, the Compensation Committee determines the term of stock options granted under the Equity Plan, up to a maximum term of 10 years.

After termination of an optionee’s employment, the optionee may exercise the vested portion of each option for the period of time stated in the option agreement to which such option relates. The Compensation Committee also has the discretion to permit exercise of the unvested portion of an option in the event of voluntary resignation or retirement. Generally, if termination is due to disability, the vested portion of each option will remain exercisable for three years following the date of disability, and in the event of death of an optionee, the vested portion of each option will remain exercisable by such optionee’s beneficiary for one year. In all other cases, the vested portion of each option will generally remain exercisable for three months following termination of employment. However, an option may not be exercised later than its expiration date.

Notwithstanding the above, in the event of a change in control of Symetra, followed by termination without cause or constructive termination of an optionee within 12 months of the change in control, such optionee’s stock options will become 100% vested and exercisable for up to 30 days following such termination.

•

Stock Appreciation Rights. Stock appreciation rights provide for a payment or payments, in cash or shares of common stock, to the participant based upon the difference between the fair market value of our common stock on the date of exercise and the stated exercise price. The exercise price of a stock appreciation right may not be less than 100% of the fair market value of our common stock on the date of grant of the stock appreciation right. Stock appreciation rights are otherwise generally subject to the same terms and limitations as described above for stock options, including vesting acceleration upon termination following a change in control.

•

Restricted Stock Units. Restricted stock units represent the right to receive, without payment to the Company, an amount of shares of our common stock equal to the number of shares underlying the restricted stock units multiplied by the fair market value of a share on the date of vesting of the restricted stock units. The Compensation Committee may, at its discretion, impose vesting conditions, which may include performance conditions, a time-based vesting schedule or a combination thereof, on the exercise of such units. A participant’s restricted stock units generally terminate in the event the participant’s employment terminates prior to payment with respect to the units. However, in the event of death or disability of a holder of restricted stock units that are subject to vesting other than monthly vesting, the holder will receive payment for a pro-rata percentage of the unvested units equal to the percentage of the vesting period that has elapsed. The Compensation Committee also has the discretion to make payment with respect to all or a portion of the unvested restricted stock units held by a participant in the event of such participant’s voluntary resignation or retirement. In the event of a change in control followed by termination without cause or constructive termination of the participant within 12 months, such participant’s restricted stock units that were outstanding on the date of termination will be cancelled and such participant will receive a cash payment equal to the product of the number of restricted stock units and the fair market value of a share of our common stock on the date of termination.

•

Performance Shares/Units. A performance share award entitles a participant to receive all or part of the value of a specified number of hypothetical shares if specified performance objectives, as determined by the Compensation Committee, are satisfied during a specified award period. The payout under a performance share award is the product of (i) the target number of performance shares subject to award; (ii) the performance percentage; and (iii) the fair market value of a share on the date the award is paid or becomes payable to the participant.

Performance units are similar to performance shares, except that the value is based on a fixed dollar value or formula specified by the Compensation Committee, rather than the fair market value of a share on the date the award is paid or payable (as with performance shares). The maximum value of performance units that may be earned by a participant for any single award period of one year or longer may not exceed $25 million.

At the end of the award period for performance shares or performance units, the Compensation Committee assigns a performance percentage that is between 0% and 200%, depending on the extent to which the applicable performance objectives were met during the award period. Performance shares and units may be settled in cash, shares of our common stock, other securities, other awards, other property or any combination thereof, as determined by the Compensation Committee.

A participant’s performance shares or units are cancelled if the participant’s employment is terminated prior to the end of the award period. However, unless otherwise set forth in the award agreement, if a participant dies or becomes disabled during the performance period, such award is paid to such participant (or such participant’s beneficiary) on a pro-rata basis. In the event of an executive’s retirement, unless otherwise set forth in the applicable award agreement, the Compensation Committee may in its sole discretion make a payment of some or all of such cancelled performance units. In the event of a change in control followed by termination without cause or constructive termination of the participant within 12 months, unless otherwise set forth in the award agreement, the participant’s performance share/unit award shall be paid out on a pro-rata basis according to the percentage of months during the award period that have elapsed, with a performance percentage of 100%.

•	Other Stock-Based Awards. The Compensation Committee also has the discretion to issue other equity-based awards under the Equity Plan, including fully vested shares of common stock.

Awards not Transferable. Unvested awards under the Equity Plan are generally non-transferable, except to a participant’s beneficiary in the event of the participant’s death.

Adjustments. The Equity Plan requires the Compensation Committee to make antidilution adjustments to outstanding awards in the event of an equity restructuring, which includes but is not limited to extraordinary dividends, stock splits, mergers or a change in control of the Company. In such events, the adjustment must be made in a manner that reflects equitably the effects of such event or transaction.

Amendment and Termination. The Equity Plan may be amended or terminated at any time upon approval of our Board, provided that no amendment or termination will adversely affect outstanding awards. The Equity Plan, which became effective October 19, 2007, will terminate on the earlier of the termination of the Equity Plan by our Board or 10 years from the effective date of the Equity Plan.

Employee Stock Purchase Plan

Background. Our employee stock purchase plan is designed to enable eligible employees to periodically purchase shares of our common stock at a discount. Purchases are accomplished through participation during discrete offering periods. Our employee stock purchase plan is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended.

Administration. Our Compensation Committee administers our employee stock purchase plan.

Share Reserve. We have initially reserved 870,000 shares of our common stock for issuance under our employee stock purchase plan, of which, as of February 20, 2013, 534,485 remain available for issuance.

Eligibility. Our employees generally are eligible to participate in our employee stock purchase plan if they are employed on a salaried basis by us, or a subsidiary of ours that we designate, for 20 or more hours per week and more than five months in a calendar year. Employees who are 5% stockholders, or would become 5% stockholders as a result of their participation in our employee stock purchase plan, are ineligible to participate in our employee stock purchase plan. We may impose additional restrictions on eligibility as well.

Under our employee stock purchase plan, eligible employees may acquire shares of our common stock by accumulating funds through payroll deductions. Our eligible employees may select a rate of payroll deduction up to 15% of their cash compensation (or such lower limit as determined by the Compensation Committee). We also have the right to amend or terminate our employee stock purchase plan, except that, subject to certain exceptions, no such action may adversely affect any outstanding rights to purchase stock under the plan. Our employee stock purchase plan will remain in effect until terminated by our Compensation Committee.

Purchase Rights. When an offering period commences, our employees who meet the eligibility requirements for participation in that offering period and who elect to participate are granted a nontransferable option to purchase shares in that offering period. An employee’s participation automatically ends upon termination of employment for any reason. An employee may withdraw from the plan at any time at least five business days prior to a purchase date, and in such event shall receive a refund of all of such employee’s payroll deductions deposited to date into the plan.

Each offering period will be for approximately six months (commencing on the first trading day on or immediately after February 15 and August 15 of each year and terminating on the trading day on or immediately preceding the next August 14 or February 14, respectively). The duration and timing of offering periods may be changed by the Compensation Committee without stockholder approval if such change is announced prior to the scheduled beginning of the offering period to be effected thereafter.

Limits on Purchases. No participant will have the right, on a calendar-year basis, to purchase our shares at a rate that has a fair market value of more than $25,000. The fair market value is determined as of the first trading day of the applicable offering period. The purchase price for shares of our common stock purchased under our employee stock purchase plan will be 85% of the closing trading price per share of our common stock as reported by the NYSE on the last date of each purchase period.

Change in Control. In the event of a change in control of the Company, the acquiring entity shall assume the outstanding purchase rights. In the event the acquiring entity refuses to do so, the purchase and offering periods then in progress shall terminate prior to the date of closing of the change in control transaction.

401(k) Plan

We offer a qualified Section 401(k) plan to all employees who meet specified eligibility requirements. Eligible employees may contribute up to 100% of their eligible compensation, subject to limitations established under Section 401(k). We provide a safe harbor employer match and match participant contributions dollar-for-dollar, up to 6% of their compensation. Participants are immediately vested in their contributions.

Potential Payments Upon Termination or Change in Control

Mr. Raymond has an arrangement pursuant to his offer letter that entitles him to cash severance if his employment is terminated without cause during the first two years of employment, subject to signing and not rescinding a standard release agreement. This arrangement is in lieu of any payout pursuant to the AIB Plan. In the event Mr. Raymond’s employment is terminated by the Company for reasons other than cause during his first two years of employment, he would receive separation pay equal to two times base salary and one times his targeted award under the AIB Plan. As of December 31, 2012, we had no agreements with our other NEOs that would provide payments upon termination of employment.

Annual Incentive Bonus Plan

The AIB Plan requires that an executive be an active employee on December 31 of the plan year and remain continuously employed by the Company through the award payout date to be eligible to receive a bonus award. Exceptions to this include death, disability, retirement at age 65 or older, or position elimination. In these cases, the bonus will be based on eligible earnings paid through the executive’s last day of work within the plan year and modified by the funding level of the aggregate bonus pool.

Restricted Stock

Restricted Stock Agreements received in 2012 provide that the restricted stock will vest on December 31, 2014, subject to the executive’s continued employment through such date. In the event of the executive’s voluntary termination or termination with cause, all of the unvested shares will be forfeited. If the executive’s employment is terminated by us without cause or due to the executive’s death or disability, the following amounts of restricted stock will become vested: if such termination is on or after December 31, 2012 but prior to December 31, 2013, one-third of the restricted stock will vest. If such termination is on or after December 31, 2013 but prior to December 31, 2014, two-thirds of the restricted stock will vest.

Restricted Stock Agreements received in 2011 provide that the restricted stock will vest on December 31, 2013, subject to the executive’s continued employment through such date. In the event of the executive’s voluntary termination or termination with cause, all of the unvested shares will be forfeited. If the executive’s employment is terminated by us without cause or due to the executive’s death or disability, the following amounts of restricted stock will become vested: if such termination is on or after December 31, 2012 but prior to December 31, 2013, two-thirds of the restricted stock will vest.

In the event of a change in control followed by termination without cause or constructive termination of the executive within 12 months after the change in control, the restrictions on all of the executive’s restricted stock will lapse.

Stock Options

After termination of an executive’s employment, the executive may exercise the vested portion of each option for the period of time stated in the option agreement to which such option relates. The Compensation Committee also has the discretion to permit exercise of the unvested portion of an option in the event of voluntary resignation or retirement. Generally, if termination is due to disability, the vested portion of each option will remain exercisable for three years following the date of disability, and in the event of death of an executive, the vested portion of each option will remain exercisable by such executive’s beneficiary for one year. In all other cases, the vested portion of each option will generally remain exercisable for three months following termination of employment. However, an option may not be exercised later than its expiration date.

Notwithstanding the above, in the event of a change in control of Symetra, followed by termination without cause or constructive termination of an executive within 12 months of the change in control, such executive’s stock options will become 100% vested and exercisable for up to 30 days following such termination.

Performance Units

The Performance Unit Award Agreements received in 2010, 2011 and 2012 provide that, except for the change in control provision described below, the executive will immediately forfeit all outstanding awards upon termination of employment prior to the end of the applicable award period. The Board, at its discretion, may provide that if an executive dies, retires, is disabled or is granted a leave of absence, or if the executive is otherwise terminated in a manner reasonably judged to be not seriously detrimental to our Company, then all or a portion of the executive’s award, as determined by the Board, may be paid to the executive (or beneficiary). As of March 5, 2013, as part of the newly adopted Executive Severance Pay Plan, performance units will be pro-rated based on the executive’s termination date as long as at least 12 months of an award period has lapsed.

The Performance Unit Award Agreements include a “double trigger” change in control provision which provides that if an executive’s employment is terminated without cause or constructively terminated within 24 months after a change in control of our Company, each award held by the executive prior to the change in control is cancelled and the executive is entitled to receive an award payment equal to the product of (i) the number of performance units, multiplied by (ii) the value of a performance unit on the date of the termination event, multiplied by (iii) the performance percentage, which is based on the level of attainment of the performance goal as of the last day of the calendar quarter ending prior to the date of the termination event. Alternatively, following the change in control, if the executive remains continuously employed through the end of the award period, then the executive will receive those awards for which the executive would have been paid had the change in control not occurred.

Potential Payments Upon Termination Table

The following table shows the potential payments that would be made by us to each of the NEOs, assuming that each executive’s employment with the Company was terminated on December 31, 2012. In the case of Mr. Curley, the amounts shown are the actual amounts paid to him and restricted stock awards that vested on July 31, 2012.

Name	2012 Annual Incentive Bonus Plan ($)(1)	2012-2014 Performance Units ($)(2)	2011-2013 Performance Units ($)(3)	Restricted Stock Awards ($)(4)	Restricted Stock Awards in Change in Control ($)(5)	Stock Option Awards ($)(6)	Cash Severance ($)(7)	Total ($)(8)
Thomas M. Marra	525,000	479,600	851,733	1,593,621	3,375,540	-	-	3,449,954
Margaret A. Meister	400,000	239,800	425,866	531,201	1,125,171	-	-	1,596,867
Michael W. Fry	207,231	105,512	170,347	221,118	476,249	-	-	704,208
Daniel R. Guilbert	229,615	115,104	170,347	229,762	502,443	-	-	744,828
Craig R. Raymond	-	-	-	42,093	127,554	-	837,500	879,593
Jonathan E. Curley	-	-	-	140,623	-	-	858,000	998,623

(1)

Represents the amount payable under the 2012 AIB Plan for Mr. Marra, Ms. Meister, Mr. Fry and Mr. Guilbert. This amount is payable in the event of death, disability, retirement at age 65 or older, or elimination of position, whether or not a change in control of the Company has occurred. This figure represents 100% of the executive’s individual target modified by the funding level of the aggregate bonus pool, which was 100% for 2012.

(2)

Payable to NEOs in the event employment is terminated without cause or constructively terminated within 24 months following a change in control of the Company. In addition, the Compensation Committee, at its discretion, may elect to award all or a portion of such amounts to an officer in the event of such executive’s death, retirement, disability or leave of absence, or in the event of termination in a manner not determined to be seriously detrimental to the Company. This amount represents a pro-rated amount at an 88% performance percentage based on performance as of December 31, 2012.

(3)

Payable to all NEOs in the event employment is terminated without cause or constructively terminated within 24 months following a change in control of the Company. In addition, the Compensation Committee, at its discretion, may elect to pay all or a portion of such amounts in the event of such executive’s death, retirement, disability or leave of absence, or in the event of termination in a manner not determined to be seriously detrimental to the Company. Amount represents a pro-rated amount at a 71% performance percentage based on performance as of December 31, 2012.

(4)

Represents amount vested (based on per-share value as of December 31, 2012 of $12.98), if any, if the NEO’s employment is terminated without cause or due to his or her death or disability. Amount represents two-thirds vesting of 2011 restricted stock for all NEOs, except Mr. Curley who received one-third vesting of 2011 restricted stock and two-thirds vesting of 2010 restricted stock as of July 31, 2012, and one-third of 2012 restricted stock for all NEOs except Mr. Curley, whose 2012 restricted stock was forfeited.

(5)

Represents amount vested (based on per share value as of December 31, 2012 of $12.98), if any, if the NEO’s employment is terminated without cause or constructively terminated within 12 months following a change in control of the Company. Amount represents accelerated vesting of all restricted stock.

(6)

Stock options fully vest in the event of a termination due to death or disability, termination without cause, or constructive termination within 12 months following a change in control. The exercise price is $28.00 per share. Therefore, these options had no value as of December 31, 2012.

(7)

Represents amounts payable to Mr. Raymond pursuant to a severance arrangement in his offer letter in the event he is terminated for reasons other than cause prior to September 10, 2014. Represents amounts paid to Mr. Curley pursuant to a severance arrangement in his offer letter. Mr. Curley terminated employment on July 31, 2012.

(8)

Does not include amount of restricted stock in the change in control scenario. Represents amount including severance arrangement for Mr. Raymond, and severance paid to Mr.  Curley according to his separation agreement.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young LLP (“E&Y”) to serve as the independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2013. E&Y also served as our independent registered public accounting firm for our 2012 fiscal year. Our bylaws do not require that the stockholders ratify the appointment of E&Y as our independent registered public accounting firm. The Board is requesting that stockholders ratify this appointment as a means of soliciting stockholders’ opinions and as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will consider any information submitted by the stockholders in determining whether to retain E&Y as the Company’s independent registered public accounting firm for the 2013 fiscal year. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its stockholders. Representatives of E&Y are expected to be present at the Annual Meeting. The E&Y representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Ernst & Young LLP

The following table sets forth the approximate aggregate fees billed by E&Y for professional services provided in 2012 and 2011:

Service	2012	2011
	(in thousands)
Audit Fees(1)	$2,523	$2,450

Audit-Related Fees(2)	337	76

Tax Fees(3)	604	27

All Other Fees(4)	2	2

Total Fees	$3,466	$2,555

(1)

The fees in this category were for professional services rendered in connection with (i) the audits of the Company’s annual financial statements and the Company’s internal control over financial reporting; (ii) the reviews of the Company’s quarterly financial statements; (iii) audits of the Company’s subsidiaries that are required by statute or regulation; and (iv) services that generally only the Company’s independent registered public accounting firm reasonably can provide, such as consents issued in connection with registration statements filed with the SEC.

(2)

The fees in this category were for professional services rendered in connection with (i) internal control reviews; (ii) other regulatory requirements; and (iii) due diligence services related to proposed acquisitions.

(3)

The fees in this category were for professional services rendered in connection with (i) tax planning and advice; (ii) tax compliance services; and (iii) tax due diligence services related to proposed acquisitions.

(4)	The fees in this category were for access to E&Y’s proprietary technical research software.

Independent Auditor

The Audit Committee pre-approves the scope and fees for all services performed by E&Y under the Independent Auditor Services Pre-Approval Policy adopted by the Audit Committee. Annually, the Audit Committee receives and pre-approves a written report from E&Y describing the procedures expected to be performed in the course of its audit of the Company’s financial statements. All other audit, audit-related, tax and other permitted services rendered by E&Y also require pre-approval, which may be granted at a meeting of the Audit Committee. The full text of our Independent Auditor Services Pre-Approval Policy can be found at www.symetra.com by clicking on “Investor Relations” and then on “Governance.”

It is the intent of the Audit Committee to assure that E&Y’s performance of audit, audit-related, tax and other permitted services are consistent with all applicable rules on auditor independence. As such, services expressly prohibited by the Audit Committee include bookkeeping or other services related to the accounting records or financial statements of the Company or its subsidiaries; financial information systems design and implementation; appraisal or valuation services; fairness opinions; contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions; human resources; broker-dealer, investment advisor or investment banking services; legal services; and expert services unrelated to the audit.

All services performed by E&Y in 2012 and 2011 were pre-approved and are described above. E&Y does not provide any services to the Company prohibited under applicable laws and regulations. From time to time, E&Y may perform permissible services for the Company, provided they have been pre-approved in accordance with the Independent Auditor Services Pre-Approval Policy. To the extent services are provided by E&Y, they are closely monitored and controlled by both management and the Audit Committee to ensure that their nature and extent do not interfere with the independence of E&Y. The independence of E&Y also is considered annually by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is composed of four directors who are not officers or employees of the Company. All members of the Audit Committee are independent directors according to the rules of the NYSE and the SEC, and at least one member is an “audit committee financial expert” as such term is defined in Item 407 of Regulation S-K. The Board of Directors established a written charter for the Audit Committee. The Audit Committee held eight meetings during 2012. The meetings were designed to facilitate and encourage communication between the Audit Committee, management, our internal auditors and our independent registered public accounting firm.

During these meetings, the Audit Committee reviewed and discussed the annual audited and quarterly unaudited financial statements with management and the independent registered public accounting firm. Based on its review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for filing with the SEC for the year ended December 31, 2012.

The discussions with the independent registered public accounting firm also included the matters required by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T regarding “Communication with Audit Committees.” The Audit Committee received from the independent registered public accounting firm written disclosures and the letter required by PCAOB Rule 3526 regarding “Communication with Audit Committees Concerning Independence.” This information was discussed with the independent registered public accounting firm. The Audit Committee determined that the non-audit services provided to us by the independent registered public accounting firm are compatible with maintaining auditor independence.

The Audit Committee
Sander M. Levy, Chairman
Peter S. Burgess
Robert R. Lusardi
Lowndes A. Smith

BENEFICIAL OWNERSHIP

Beneficial ownership is determined in accordance with SEC rules and includes voting or investment power with respect to the securities. Shares of common stock subject to options and warrants that are currently exercisable or exercisable within 60 days are deemed to be outstanding and beneficially owned by the holder thereof. Such shares, however, are not deemed to be outstanding for the purposes of computing the percentage ownership of any other stockholder.

Security Ownership of Certain Beneficial Owners

The following table shows the beneficial owners of more than five percent (5%) of the Company’s common stock, as known by us as of February 20, 2013.

Name and Address of Beneficial Owner	Beneficially Owned Shares	Percent of Class(1)
Berkshire Hathaway Inc. 3555 Farnam Street Omaha, NE 68131	26,887,872(2)	21.0%
White Mountains Insurance Group, Ltd. 80 South Main Street Hanover, NH 03755	26,887,872(3)	21.0%
Prudential Financial, Inc. 751 Broad Street Newark, NJ 07102	7,174,962(4)	6.0%
Vestar Capital Partners 245 Park Avenue, 41st Floor New York, NY 10167	6,089,999(5)	5.1%

(1)

Percentage of beneficial ownership is based on 119,099,794 shares of common stock outstanding as of February 20, 2013, except the percentages for Berkshire Hathaway Inc. and White Mountains Insurance Group, Ltd. are based on 128,587,666 (outstanding shares plus an exercisable warrant to purchase 9,487,872 shares of common stock (“warrant shares”)).

(2)

Represents 17,400,000 shares of common stock and 9,487,872 warrant shares held by General Reinsurance Corporation (“Gen Re”), a subsidiary of General Re Corporation (“General Re”). General Re is a subsidiary of Berkshire Hathaway Inc. (“Berkshire”). As General Re and Berkshire are each in the chain of ownership of Gen Re, each of Berkshire and General Re may be deemed to both beneficially own and have a pecuniary interest in all shares of common stock of the Company owned by Gen Re. Warren E. Buffett, as the controlling stockholder of Berkshire, may be deemed to beneficially own, but only to the extent he has a pecuniary interest in, all shares of common stock of the Company owned by Gen Re. Mr. Buffett disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(3)

Represents 17,400,000 shares of common stock and 9,487,872 warrant shares held by subsidiaries of White Mountains Insurance Group, Ltd. (“White Mountains”). As reported in Schedule 13G filed by White Mountains on February 13, 2013, 6,148,470 shares of common stock are held by White Mountains Holdings (NL) B.V. (“WMNL”), and 11,251,530 shares of common stock are held by two wholly owned subsidiaries (one direct and one indirect) of Sirius International Insurance Corporation (“Sirius”). All warrant shares are held by SYA Insurance Holdings (NL) B.V. White Mountains may be deemed to both beneficially own and have a pecuniary interest in all shares of common stock of the Company owned by WMNL and Sirius.

(4)

Represents 7,174,962 shares of common stock held by subsidiaries of Prudential Financial, Inc. (“Prudential”). As reported in Schedule 13G/A filed by Prudential on February 11, 2013, The Prudential Insurance Company of America is the beneficial owner of 113,000 shares, Jennison Associates LLC is the beneficial owner of 6,463,869 shares and Quantitative Management Associates LLC is the beneficial owner of 598,093 shares. Prudential, through its parent/subsidiary relationship may be deemed the beneficial owner of these shares and over which it may have direct or indirect voting and/or investment discretion.

(5)

Represents 128,424 shares held by Vestar Symetra LLC and 5,961,575 shares held by Vestar Capital Partners IV, LP, entities that are affiliated with or managed by Vestar Capital Partners. Sander M. Levy, one of the Company’s directors, is a managing director of Vestar Capital Partners. Mr. Levy disclaims beneficial ownership in the shares of common stock of the Company except to the extent of any pecuniary interest therein.

Beneficial Stock Ownership of Directors and Executive Officers

The following table shows the amount of the Company’s common stock that is beneficially owned as of February 20, 2013 by each director, each NEO and all directors and executive officers as a group.

Name of Beneficial Owner	Common Stock	Number of Shares Subject to Exercisable Options	Total Shares Beneficially Owned(1)	Percent of Class(2)
Lowndes A. Smith	10,000	-	10,000	*
Lois W. Grady	7,000	-	7,000	*
Peter S. Burgess	5,000	-	5,000	*
David T. Foy(3)	17,500,000	9,487,872	26,987,872	21.0%
Sander M. Levy(4)	6,114,999	-	6,114,999	5.1%
Robert R. Lusardi	5,000	-	5,000	*
Thomas M. Marra(5)	368,159	-	368,159	*
Margaret A. Meister(6)	108,374	-	108,374	*
Michael W. Fry(7)	41,980	-	41,980	*
Daniel R. Guilbert(8)	48,738	-	48,738	*
Craig R. Raymond(9)	9,827	-	9,827	*
All directors and executive officers as a group (15 persons)**	24,264,523	9,487,872	33,752,395	26.2%

*	Represents ownership of less than 1%.

**	Excludes NEOs who were not executive officers as of February 20, 2013.

(1)	Represents shares of common stock unless otherwise noted.

(2)

Percentage of beneficial ownership is based on 119,099,794 shares of common stock outstanding as of February 20, 2013, except the percentages for Mr. Foy and all directors and executive officers as a group are based on 128,587,666 (outstanding shares plus an exercisable warrant to purchase 9,487,872 shares of common stock (“warrant shares”)).

(3)

Represents 26,887,872 shares (including warrant shares) owned by subsidiaries of White Mountains Insurance Group, Ltd., of which Mr. Foy is an executive officer (Mr. Foy disclaims beneficial ownership of all such shares) and 100,000 shares owned by Mr. Foy.

(4)

Represents 6,089,999 shares owned by affiliates of Vestar Capital Partners, of which Mr. Levy is a Managing Director (Mr. Levy disclaims beneficial ownership of all such shares) and 25,000 shares owned by Mr. Levy.

(5)	Represents 260,057 shares of restricted stock and 108,102 shares of common stock.

(6)	Represents 86,685 shares of restricted stock and 21,689 shares of common stock.

(7)	Represents 36,691 shares of restricted stock and 5,289 shares of common stock.

(8)	Represents 38,709 shares of restricted stock and 10,029 shares of common stock.

(9)	Represents shares of restricted stock only.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes of the common stock with the SEC. Specific due dates for these reports have been established by the SEC, and the Company is required to disclose in this Proxy Statement any late filings or failures to file.

The Company believes that, based solely on a review of the copies of such reports furnished to it and written representations that no other reports were required during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with during fiscal 2012.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

The Company does not compensate employee directors for Board service. The Company pays for all director travel, hotel accommodations, meals and other necessary expenses. Non-employee directors do not currently participate in the Company’s compensation or benefit plans. The following table describes the components of non-employee director compensation:

Compensation Component*	Fee ($)

Annual Board Retainer	75,000
Annual Retainer, Chairman of the Board	270,000
Annual Retainer, Chairman of the Audit Committee	40,000
Annual Retainer, Chairman of the Compensation Committee	25,000
Annual Retainer, Chairman of the Finance Committee	25,000
Annual Retainer, Chairman of the Nominating & Governance Committee	15,000
Annual Retainer, Audit Committee Member	10,000
Board Meeting Fee – per meeting	2,000
Standing Committee Meeting Fee – per committee/per meeting	2,000
Special Committee Flat Fee (2012)	10,000

*

Non-employee directors of the Company who serve on the Board of First Symetra National Life Insurance Company of New York, one of our subsidiaries, receive an annual retainer of $500. They also receive $100 for each board meeting and $50 for each committee meeting in which they participate.

The following table summarizes non-employee director compensation earned in 2012:

Name	Fees Earned ($)	All Other Compensation ($)(1)	Total ($)

Peter S. Burgess(2)	145,950	-	145,950
David T. Foy	128,000	1,954	129,954
Lois W. Grady	128,950	2,036	130,986
Sander M. Levy(3)	181,950	-	181,950
Robert R. Lusardi	139,000	-	139,000
Lowndes A. Smith	420,800	7,547	428,347

(1)	The amounts reported in this column are for reimbursement of the State of Washington Business and Occupation Tax.

(2)	Mr. Burgess waived the $10,000 Special Committee No. 2 Flat Fee.

(3)	All compensation was paid to Vestar Capital Partners.

Stock Ownership Guidelines

In 2011, upon the recommendation of the Compensation Committee, the Board approved and adopted stock ownership guidelines for our directors. The guidelines set an expectation that each director acquire Company stock that is at least equal in value to one year’s annual board retainer, to be achieved by each director on the later of (i) within three (3) years of the adoption of the stock ownership guidelines for then current directors, or (ii) within three (3) years of first appointment to the Board. Because our program was adopted in 2011, none of our directors was required to meet the target level as of December 31, 2012. To further the ability of our directors to reach or exceed the target level, the Compensation Committee recommended and the Board approved an Annual Retainer Equity Election whereby, beginning in 2013 and subject to certain requirements, directors can elect to have their annual board retainer paid in Company stock.

GENERAL INFORMATION ABOUT THE MEETING

Voting Instructions and Information

Who Can Vote

Stockholders of record at the close of business on March 7, 2013, the record date, are entitled to vote at the Annual Meeting or any adjournment thereof. As of the record date, there were 119,290,889 shares of common stock outstanding and each of those shares is entitled to one vote on each matter to be considered at the Annual Meeting.

Voting Your Proxy

If your shares of common stock are held through a broker, bank or other nominee (held in street name), you will receive instructions from them that you must follow in order to have your shares voted. If you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the meeting.

If your shares of common stock are held in your own name as a stockholder of record with our transfer agent, you may vote your shares in person at the Annual Meeting or by proxy. To vote by proxy over the Internet or by telephone, follow the instructions provided in the Notice. If you request printed copies of the proxy materials by mail, you also can vote by mail, Internet or telephone. You may vote by proxy even if you plan to attend the Annual Meeting.

All properly executed proxies delivered by stockholders to us and not revoked will be voted at the Annual Meeting in accordance with the instructions given. For any stockholder of record, if no specific instructions are provided for proxies given through the Internet or telephone voting procedures, or if a signed proxy card is returned without giving specific voting instructions, the shares represented by the proxy will be voted as recommended by the Board.

Revoking Your Proxy

If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a stockholder of record, you may revoke your proxy instructions before the Annual Meeting, whether delivered by Internet, telephone or through the mail, by using the Internet voting procedures, the telephone voting procedures or by mailing a signed instrument revoking the proxy to the Secretary at the address of the Company shown on the cover of this Proxy Statement. A stockholder of record also may attend the Annual Meeting in person and withdraw the proxy and vote in person.

Attending the Annual Meeting

Admission. To attend the Annual Meeting, you will need to register at the meeting and may be asked to present photo identification.

Voting in Person. To vote in person at the Annual Meeting, you must request a ballot when you register. If your shares are held in street name, you must present the legal proxy obtained from your broker, bank or other nominee.

How Votes Are Counted

A quorum is required to transact business at the Annual Meeting. The presence, in person or by proxy, of a majority of the voting power of our common stock issued and outstanding and entitled to vote is necessary to constitute a quorum.

Matters to Be Presented

We are not aware of any matters to be presented at the Annual Meeting, other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote your shares upon such matters according to their own judgment. If the Annual Meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement.

Voting

Your vote is very important. The voting requirement to approve each of the proposals (as more fully set forth in this Proxy Statement) is as follows:

Proposal 1:            The affirmative vote of the holders of a plurality of the voting power of common stock represented in person or by proxy at the Annual Meeting is required to elect directors. In voting by proxy, stockholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. Abstentions and broker non-votes will not have any effect on the election of directors.

Proposal 2:            The approval of the compensation of the Company’s executive officers requires a majority of the votes cast with respect to this matter. The vote on Proposal 2 is advisory and therefore not binding on the Company. Abstentions and broker non-votes will not have any effect on the approval of this proposal.

Proposal 3:            The affirmative vote of the holders of a majority of the voting power of common stock represented in person or by proxy at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP. Abstentions will have the same effect as a vote against this proposal.

If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will be considered as present and entitled to vote, but will have no effect on the vote with respect to that matter.

Under rules adopted by the NYSE, its member-brokers are allowed to vote shares held by them for their customers only on matters the NYSE determines are routine, unless the brokers have received voting instructions from their customers. The NYSE currently considers Proposal 3 to be a routine matter. Your broker, therefore, may vote your shares in its discretion on Proposal 3, if you do not instruct your broker how to vote on Proposal 3. Your broker is prohibited from voting your shares on Proposals 1 and 2 unless you have given voting instructions to your broker. The NYSE does not consider the proposal to approve such other business as may properly come before the Annual Meeting or any adjournment a routine matter, so your broker may not vote on this proposal in its discretion, though your shares will be counted for purposes of determining whether a quorum is present. Your broker, therefore, will need to return a proxy card without voting on non-routine matters if you do not give voting instructions with respect to such matters. This is referred to as a “broker non-vote.”

We encourage you to provide voting instructions to the broker, bank or other nominee that holds your shares by carefully following the instructions provided in the Notice from such entity.

Board Recommendations

The Board recommends that you vote for each of the director nominees, for the advisory vote on executive compensation and for the ratification of the appointment of the independent registered public accounting firm.

Cost of Proxy Solicitation

The solicitation of and the related cost of the solicitation of proxies will be borne by us. In addition to solicitation by mail, some of our directors and officers or other employees may, without extra remuneration, solicit proxies personally or by telephone, electronically or facsimile. We also may request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to their customers who are beneficial owners and will reimburse such persons for their expenses.

Submission of Stockholder Proposals for 2014 Annual Meeting

Rule 14a-8 of the Securities Exchange Act of 1934 establishes the eligibility requirements and procedures that must be followed for a stockholder’s proposal to be included in a public company’s proxy materials. Under the Rule, proposals submitted for inclusion in Symetra’s 2014 proxy materials must be received by the Secretary at the address of the Company shown on the cover of this Proxy Statement no later than Thursday, November 21, 2013. Proposals must comply with the requirements of Rule 14a-8.

A stockholder who wishes to present a matter for action at Symetra’s 2014 annual meeting, but chooses not to do so under Rule 14a-8, must deliver to the Secretary no earlier than Wednesday, January 1, 2014 and no later than Friday, January 31, 2014, written notice containing the information required by our bylaws. Copies of our bylaws were filed as Exhibit 3.2 to our Registration Statement on Form S-1 filed with the SEC on October 5, 2009 or may be obtained at no charge by written request to the Secretary at the address of the Company shown on the cover of this Proxy Statement.

Annual Report on Form 10-K

We post on our website our 2012 Annual Report on Form 10-K, as filed with the SEC. The 2012 Annual Report on Form 10-K can be found at www.symetra.com by clicking on “Investor Relations” and then on “SEC Filings.” We will also furnish, upon written request and without charge, a printed copy of the 2012 Annual Report on Form 10-K to each person whose proxy is solicited and to each person representing that, as of the record date of the Annual Meeting, he or she was a beneficial owner of shares entitled to be voted at the meeting. Such written requests should be directed to Investor Relations at the address of the Company shown on the cover of this Proxy Statement.

Incorporation by Reference

The Report of the Compensation Committee and the Report of the Audit Committee shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate such Reports by specific reference. In addition, these Reports shall not be deemed to be filed under either the Securities Act of 1933 or the Securities Exchange Act of 1934.

Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 1, 2013.
Vote by Internet
• Go to www.envisionreports.com/SYA
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals

2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - David T. Foy	☐	☐	02 - Lois W. Grady	☐	☐	03 - Thomas M. Marra	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Advisory vote to approve the Company’s executive compensation.	☐	☐	☐	3.	Vote to ratify Ernst & Young LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below. Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Attention Internet Users:

You can now access your stockholder information on the following the secure internet site: www.computershare.com/investor

Step 1: Register (1st time users only) Click on “Create Login” in the purple box and	Step 3: View your account details and perform multiple transactions such as:
follow the instructions. Step 2: Log In (Returning users) Enter your User ID and Password and click the Login button.	- View account balances - View transaction history - View payment history - View stock quotes	- Change your address - View electronic stockholder communications - Buy or sell shares - Check replacements

If you are not an internet user and wish to contact Symetra Financial Corp. Shareowner Services, you may use one of the following methods:

Call: 1-877-251-3475    Write: c/o Computershare, P.O. Box 43078, Providence, RI 02940-3078

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement, the 2012 Annual Report to Stockholders and the 2012 Corporate Report are available at: www.envisionreports.com/SYA

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — SYMETRA FINANCIAL CORPORATION

2013 Annual Meeting of Stockholders - May 2, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Sander M. Levy and Lowndes A. Smith, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Symetra Financial Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 2, 2013 or at any adjournment thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, (2) “FOR” THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION, (3) “FOR” THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

(Continued and to be marked, dated and signed, on the other side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals

2 and 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - David T. Foy	☐	☐	02 - Lois W. Grady	☐	☐	03 - Thomas M. Marra	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Advisory vote to approve the Company’s executive compensation.	☐	☐	☐	3.	Vote to ratify Ernst & Young LLP as the Company’s independent registered public accounting firm.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement, the 2012 Annual Report to Stockholders and the 2012 Corporate Report are available at: www.edocumentview.com/SYA

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — SYMETRA FINANCIAL CORPORATION

2013 Annual Meeting of Stockholders - May 2, 2013

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Sander M. Levy and Lowndes A. Smith, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Symetra Financial Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held May 2, 2013 or at any adjournment thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED (1) “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, (2) “FOR” THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION, (3) “FOR” THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

(Continued and to be marked, dated and signed, on the other side)